As filed with the Securities and Exchange Commission on April 8, 2010
An Exhibit List can be found on page II-4
Registration No. 333-

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

BIOMODA, INC.
(Name of registrant in its charter)

New Mexico	8060	85-0392345
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 11342
Albuquerque, New Mexico 87192
(505) 821-0875
(Address and telephone number of principal executive offices and principal place of business)

John J. Cousins, President
BIOMODA, INC.
P.O. Box 11342
Albuquerque, New Mexico 87192
(505) 821-0875
 (Name, address and telephone number of agent for service)

Copies to:
Thomas A. Rose, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value per share	6,250,001	$0.275	$1,718,750.28	$122.55
Common Stock, no par value per share issuable upon exercise of placement agent warrants exercisable at $0.16 per share	625,000	$0.275	$171,875.00	$12.25
Common Stock, no par value per share issuable upon exercise of Series II warrants exercisable at $0.01 per share	4,125,001	$0.275	$1,134,375.28	$80.88
Common Stock, no par value per share issuable upon exercise of Series III warrants exercisable at $0.16 per share	6,875,001	$0.275	$1,890,325.28	$134.80
Total	17,875,003		$4,915,625.84	$350.48

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on April 5, 2010, which was $0.275 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2010

PROSPECTUS

BIOMODA, INC.

17,875,003 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 17,875,003 shares of our common stock, including 625,000 shares of common stock issuable upon exercise of the outstanding placement agent stock purchase warrants, 4,125,001 shares of common stock issuable upon exercise of the outstanding Series II common stock purchase warrants and 6,875,001 shares of common stock issuable upon exercise of the outstanding Series III common stock purchase warrants.  The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering.  We will pay the expenses of registering these shares.

Our common stock is registered under Section 15 of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “BMOD”.  The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on April 5, 2010, was $0.30

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2010

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in the Registration Statement that was filed by Biomoda, Inc. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

BIOMODA, INC.

We are a development stage company incorporated in the state of New Mexico on January 3, 1990. On August 13, 2003, we formed Biomoda Holdings, Inc., a Nevada corporation, for the purpose of research, development, production and marketing of medical and biomedical products. On January 8, 2010, we dissolved Biomoda Holdings as no longer necessary or useful for operations.  We have laboratories and offices at 609 Broadway NE, in Albuquerque, New Mexico that are used for corporate and research and development activities. The mailing address is P.O. Box 11342, Albuquerque, NM 87192. Our telephone number is (505) 821-0875 and our fax number is (866) 519-6156.

We are an InVitro diagnostics company that develops assays, or tests, to detect cancer. These assays are performed in clinical reference laboratories using body-fluid samples. This technology is based on an exclusively licensed patent from Los Alamos National Laboratories. We were issued our own patent in January 2005 and received a Divisional and a Continuation-in-part extension of that owned patent. The technology is based on a molecule that has an affinity to bind with cancer cells and it fluoresces red under ultra violet light. It’s a porphyrin molecule; easy to obtain, manufacture and use. This is a broad based technology that works with a variety of cell types.

We are in the process of developing a line of assays for a variety of cancers based on adaptations of this technology. Our first product is an assay for lung cancer. Lung cancer represents a large market that has seriously unmet diagnostic needs. The survival rates for lung cancer are dismal; due in large part because this disease is typically diagnosed late in its progression. The sample that we use in our lung cancer test is sputum, or deep lung fluid coughed up from the lungs mostly by smokers. Other cancer markets that we have identified as significant business opportunities are bladder and cervical. This technology has the potential to diagnose other cancers as well.

We have incurred losses since our inception. For the years ended December 31, 2009 and 2008, we did not generate any revenues and incurred net losses of $905,289 and $315,263, respectively.   At December 31, 2009, we had a working capital deficit of $831,989 and an accumulated deficit of $8,436,160.  These factors raise substantial doubt about our ability to continue as a going concern.

The Offering

Common stock offered by selling stockholders	17,875,003 shares, including the following:

- 6,250,001 shares of common stock;
- up to 625,000 shares of common stock issuable upon exercise of outstanding placement agent common stock purchase warrants exercisable at $0.16 per share;
- up to 4,125,001 shares of common stock issuable upon exercise of outstanding Series II common stock purchase warrants exercisable at $0.01 per share; and
- up to 6,875,001 shares of common stock issuable upon exercise of outstanding Series III common stock purchase warrants exercisable at $0.16 per share.

Shares outstanding prior to the offering	87,444,590 shares as of April 7, 2010.

Shares to be outstanding after the offering	99,119,592 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. However, the warrants entitle the holder to exercise their warrants on a cashless basis. In the event that any selling stockholder exercises their warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Recent Transaction

On March 17, 2010, we entered into a securities purchase agreement with five accredited investors pursuant to which we sold in a private placement transaction (i) 6,250,001 shares of our common stock, at a purchase price of $0.16 per share, (ii) Series I warrants to purchase approximately an additional 6,250,001 shares of common stock with an exercise price of $0.25 per share, subject to adjustment as described herein, (iii) Series II warrants to purchase up to approximately an additional 3,750,001 shares of common stock, subject to adjustment as described herein, on an automatic cashless exercise basis with an exercise price of $0.01 per share, and (iv) Series III warrants to purchase an additional 6,250,001 shares of common stock with an exercise price of $0.16 per share. We received aggregate gross proceeds of $1,000,000 from the sale of the shares and the warrants.

The Series I Warrants are exercisable to purchase an aggregate of 6,250,001 shares of our common stock over a 5-year term at an exercise price of $0.25 per share, subject to antidilution protection that could reduce the exercise price and increase the number of shares issuable upon exercise of the Series I Warrants.  The Series I Warrants are not exercisable until September 17, 2010 and expire on March 17, 2015.

The Series II Warrants provide the investors pricing protection for the private placement with a floor price of $0.10 per share.  In the event the market price of our common stock declines between the closing of the private placement and the earlier of 45 days after (i) the date the registration statement of which this prospectus is a part of is declared effective and (ii) the date Rule 144 under the Securities Act of 1933 becomes available for the unrestricted resale of the shares, which date is considered the Effective Date, the Series II warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors who participated in the private placement in order to effectively reduce the per share purchase price paid in the private placement to the greater of (i) 80% of the 45-day volume weighted average trading price per share of our common stock immediately following the Effective Date and (ii) $0.10 per share.  As such, the greatest number of shares that could be issued pursuant to the Series II Warrants would be 3,750,001 shares.  At the Effective Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if our stock price is lower at the Effective Date as described above, or they will expire unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

At the Effective Date, the Series III Warrants provide the investors a 60-day right to purchase an additional 6,250,001 shares of common stock from the Company at $0.16 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

In connection with the private placement, we granted the investors registration rights.  We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 90 days after the required filing date, which will be extended to 120 days in the event of a full review of the registration statement by the SEC, and to insure that the registration statement remains in effect until all of the shares of common stock registrable pursuant to the registration rights agreement have been sold or may be sold under Rule 144 without regard to volume or manner-of-sale restrictions.  In the event of a default of our obligations under the Registration Rights Agreement, including our agreement to file the registration statement with the Securities and Exchange Commission no later than the later of April 2, 2010 or 10 days after filing of our annual report for the year ended December 31, 2009, but in no event later than April 10, 2010, or if the registration statement is not declared effective by the registration effective deadline, we are required pay to the investors, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 1.5% of the aggregate purchase price paid per investor, subject to a maximum amount of liquidate damages of 9.0%.

In connection with the private placement, we paid our placement agent, LifeTech Capital, Inc., a division of Aurora Capital LLC, a cash fee of $100,000 and issued it a 5-year warrant to purchase 625,000 shares of our common stock with an exercise price of $0.16 per share. LifeTech will also receive 625,000 Series I Warrants, 375,000 Series II Warrants and 625,000 Series III Warrants. In addition, LifeTech will receive 10% of the exercise price of all Series III Warrants which are exercised.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

We incurred net losses of $905,289 for the year ended December 31, 2009 and $315,263 for the year ended December 31, 2008.  In addition, at December 31, 2009, we had an accumulated deficit of $8,436,160 and a working capital deficit of $831,989. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in a business enterprise in the development stage. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated March 29, 2010, our independent auditors stated that our financial statements for the year ended December 31, 2009 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of significant losses since inception with no revenues, a working capital deficiency and an accumulated deficit. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We require additional funds to sustain our operations and institute our business plan.  We anticipate that we will require up to approximately $2,000,000, for our anticipated operations for the next twelve months. We have expended substantial funds on the research, development and clinical trials of our product candidates.  As a result, we have historically experienced negative cash flows from operations since our inception and we expect to continue to experience negative cash flows from operations for the foreseeable future.  Unless and until we are able to generate sufficient revenues from our CyPath® assay and/or from the sale and/or licensing of our products under development, we expect such losses to continue for the foreseeable future.

Therefore, our ability to continue our clinical trials and development efforts and to continue as a going concern is highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to support our future operations.  We will need to raise additional capital through one or more methods, including but not limited to, issuing additional equity or debt, in order to support the costs of our research and development programs.

We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans or cease our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity.  The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets could lead to an extended worldwide recession.  We may face significant challenges if conditions in the capital markets do not improve.  Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans, including our pre-clinical studies and clinical trial schedules and other research and development activities.  Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us.  We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

Successful development of our products is uncertain.  To date, no revenues have been generated from the commercial sale of our products and our products may not generate revenues in the future.

Our development of current and future product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies.  These risks include:

•	delays in product development, clinical testing or manufacturing;
•	unplanned expenditures in product development, clinical testing or manufacturing;
•	failure in clinical trials or failure to receive regulatory approvals;
•	emergence of superior or equivalent products;
•	inability to manufacture on our own, or through others, product candidates on a commercial scale;
•	inability to market products due to third party proprietary rights; and
•	failure to achieve market acceptance.

Because of these risks, our research and development efforts may not result in any commercially viable products.  If significant portions of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition and results of operations may be materially harmed.

Because we have not begun the commercial sale of any of our products, our revenue and profit potential is unproven and our limited operating history makes it difficult for an investor to evaluate our business and prospects.  Our technology may not result in any meaningful benefits to our current or potential partners.  No revenues have been generated from the commercial sale of our products, and our products may not generate revenues in the future.  Our business and prospects should be considered in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly evolving industry.

We are primarily focusing our activities and resources on the development of CyPath® and depend on its success.

We are focusing most of our near-term research and development activities and resources on CyPath®, and we believe a significant portion of our value relates to our ability to develop this in-vitro diagnostic.  The development of CyPath® is subject to many risks, including the risks discussed in other risk factors.  If the results of clinical trials of CyPath®, the regulatory decisions affecting CyPath®, the anticipated or actual timing and plan for commercializing CyPath®, or, ultimately, the market acceptance of CyPath® do not meet our, your, analysts’ or others’ expectations, the market price of our common stock could be adversely affected.

Our product development efforts may not be successful.

Our product candidates have not received regulatory approval and are generally in research, pre-clinical and various clinical stages of development.  If the results from any of the clinical trials are poor, those results may adversely affect our ability to raise additional capital or obtain regulatory approval to conduct additional clinical trials, which will affect our ability to continue full-scale research and development for our cancer detection assay.  In addition, our product candidates may take longer than anticipated to progress through clinical trials, or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials.  Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to the clinical sites, and the eligibility criteria for the study.  In addition, because our CyPath® product currently in clinical trials represents a departure from more commonly used methods for cancer detection, potential patients and their doctors may be inclined to use other detection modalities, such as CT scan, rather than enroll patients in our clinical study.

Clinical trials required for our product candidates are expensive and time consuming, and their outcome is uncertain.

In order to obtain FDA approval to market a new diagnostic product, we or our potential partners must demonstrate proof of safety and efficacy in humans.  To meet these requirements, we or our potential partners will have to conduct extensive pre-clinical testing and “adequate and well-controlled” clinical trials.  Conducting clinical trials is a lengthy, time-consuming and expensive process.  The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial.  Delays associated with products for which we are directly conducting pre-clinical or clinical trials may cause us to incur additional operating expenses.  Moreover, we may continue to be affected by delays associated with the pre-clinical testing and clinical trials of certain product candidates conducted by our partners over which we have no control.  The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	obtaining regulatory approval to commence a clinical trial;
•
reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	slower than expected rates of patient recruitment due to narrow screening requirements;
•	the inability of patients to meet FDA or other regulatory authorities imposed protocol requirements;
•	the inability to retain patients who have initiated a clinical trial but may be prone to withdraw due to various clinical or personal reasons, or who are lost to further follow-up;
•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices, or cGMPs, for use in clinical trials;
•	the need or desire to modify our manufacturing processes;
•	the inability to adequately observe patients after detection;
•	changes in regulatory requirements for clinical trials;
•	the lack of effectiveness during the clinical trials;
•	unforeseen safety issues;
•	delays, suspension, or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and
•	government or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Even if we obtain positive results from pre-clinical or initial clinical trials, we may not achieve the same success in future trials.  Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology.

Clinical trials that we conduct or that third-parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates.  We expect to commence new clinical trials from time to time in the course of our business as our product development work continues.  The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates.  Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We rely on third parties to conduct our clinical trials and many of our preclinical studies.  If those parties do not successfully carry out their contractual duties or meet expected deadlines, our diagnostic test may not advance in a timely manner or at all.

In the course of our discovery, preclinical testing and clinical trials, we rely on third parties, including universities, investigators and clinical research organizations, to perform critical services for us. For example, we rely on third parties to conduct our clinical trials and many of our preclinical studies. Clinical research organizations and investigators are responsible for many aspects of the trials, including finding and enrolling patients for testing and administering the trials.  Although we rely on these third parties to conduct our clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its investigational plan and protocol.  Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, commonly referred to as good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials.  Our reliance on third parties does not relieve us of these responsibilities and requirements.  These third parties may not be available when we need them or, if they are available, may not comply with all regulatory and contractual requirements or may not otherwise perform their services in a timely or acceptable manner, and we may need to enter into new arrangements with alternative third parties and our clinical trials may be extended, delayed or terminated.  These independent third parties may also have relationships with other commercial entities, some of which may compete with us.  In addition, if such third parties fail to perform their obligations in compliance with our clinical trial protocols, our clinical trials may not meet regulatory requirements or may need to be repeated.  As a result of our dependence on third parties, we may face delays or failures outside of our direct control.  These risks also apply to the development activities of our collaborators, and we do not control our collaborators’ research and development, clinical trials or regulatory activities.

We do not have experience as a company conducting large-scale clinical trials, or in other areas required for the successful commercialization and marketing of our product candidates.

Preliminary results from clinical trials of CyPath® may not be indicative of successful outcomes in later stage trials.  Negative or limited results from any current or future clinical trial could delay or prevent further development of our product candidates which would adversely affect our business.

We have no experience as a company in conducting large-scale, late stage clinical trials, and our experience with early-stage clinical trials with small numbers of patients is limited.  In part because of this limited experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all.  Large-scale trials would require either additional financial and management resources, or reliance on third-party clinical investigators, CROs or consultants. Relying on third-party clinical investigators or CROs may force us to encounter delays that are outside of our control.  Any such delays could have a material adverse effect on our business.

We also do not currently have marketing and distribution capabilities for our product candidates. Developing an internal sales and distribution capability would be an expensive and time-consuming process.  We may enter into agreements with third parties that would be responsible for marketing and distribution.  However, these third parties may not be capable of successfully selling any of our product candidates.  The inability to commercialize and market our product candidates could materially affect our business.

Success in early clinical trials may not be indicative of results obtained in later trials.

A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals.  Data obtained from pre-clinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

Positive results from our pre-clinical studies, Phase I and the first stage of our Phase II clinical trials should not be relied upon as evidence that later or larger-scale clinical trials will succeed.  The Phase I studies we have completed to date have been designed to primarily assess safety in a small number of patients.  The limited results we have obtained may not predict results for any future studies and also may not predict future diagnostic benefits of our cancer detection assay.  We will be required to demonstrate through larger-scale clinical trials that CyPath® is safe and effective for use in a diverse population before we can seek regulatory approval for its commercial sale.  There is typically an extremely high rate of attrition from the failure of cancer detection assay candidates proceeding through clinical trials.

In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

If we successfully develop products but those products do not achieve and maintain market acceptance, our business will not be profitable.

Even if CyPath® or any future product candidate is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;
•	relative convenience and ease of administration;
•	the prevalence and severity of any adverse side effects;
•	availability of alternative detection assays;
•	pricing and cost effectiveness;
•	effectiveness of our or our collaborators’ sales and marketing strategy; and
•	our ability to obtain sufficient third-party insurance coverage or reimbursement.

In addition, if CyPath® or any future product candidate that we discover and develop does not provide a treatment regimen that is more beneficial than the current standard of care or otherwise provide patient benefit, that product likely will not be accepted favorably by the market.  If any products we may develop do not achieve market acceptance, then we may not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

if we cannot license or sell CyPath®, it may be delayed or never be further developed.

We have completed Phase I and are currently conducting Phase II studies with CyPath® for the detection of lung cancer.  Taken together, the current U.S. study along with data collected from the Phase II safety and efficacy study should provide the safety, dosimetry and efficacy data that will support the final design of the larger Phase III study.  Substantial financial resources will be needed to complete the final part of the trial and any additional supportive clinical studies necessary for potential product approval.  We do not presently have the financial resources internally to complete the larger Phase III study.  We may seek a licensing or funding partner for CyPath®, and hope that the data from our clinical studies will enhance our opportunities of finding such partner.  If a partner is not found for this technology, we may not be able to advance the project past its current state of development.  Because there are a limited number of companies which have the financial resources, the internal infrastructure, the technical capability and the marketing infrastructure to develop and market a cancer detection assay, we may not find a suitable partnering candidate for CyPath®.  We also cannot ensure that we will be able to find a suitable licensing partner for this technology.  Furthermore, we cannot ensure that if we do find a suitable licensing partner, the financial terms that they propose will be acceptable to us.

We may have significant product liability exposure because we maintain only limited product liability insurance.

We face an inherent business risk of exposure to product liability claims in the event that the administration of one of our cancer detection assay during a clinical trial adversely affects or causes the death of a patient.  Although we maintain product liability insurance for clinical studies in the amount of $3,000,000 per occurrence or $3,000,000 in the aggregate on a claims-made basis, this coverage may not be adequate.  Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all.  Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall, could negatively impact our financial position and results of operations.

If we are unable to obtain, protect and enforce our patent rights, we may be unable to effectively protect or exploit our proprietary technology, inventions and improvements.

Our success depends in part on our ability to obtain, protect and enforce commercially valuable patents.  We try to protect our proprietary positions by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to developing our business.  However, if we fail to obtain and maintain patent protection for our proprietary technology, inventions and improvements, our competitors could develop and commercialize products that would otherwise infringe upon our patents.

Our patent position is generally uncertain and involves complex legal and factual questions.  Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving.  Accordingly, the degree of future protection for our patent rights is uncertain.  The risks and uncertainties that we face with respect to our patents include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;
•	the claims of any patents that issue may not provide meaningful protection;
•	we may be unable to develop additional proprietary technologies that are patentable;
•	the patents licensed or issued to us may not provide a competitive advantage;
•	other parties may challenge patents licensed or issued to us;
•
disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, corporate partners and other scientific collaborators; and

•	other parties may design around our patented technologies.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties.  In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions.  The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities.  An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony.  This disclosure could have a material adverse effect on our business and our financial results.

We may not be able to compete with our competitors in the pharmaceutical and biotechnology industry because many of them have greater resources than we do and they are further along in their development efforts.

The pharmaceutical and biotechnology industry is intensely competitive and subject to rapid and significant technological change.  Many of the cancer detection assays that we are attempting to discover or develop will be competing with existing detection methods.   Most or all of these companies have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials.  We expect to continue to experience significant and increasing levels of competition in the future.  In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products that are comparable or superior to our technologies and products.

If we lose qualified management and scientific personnel or are unable to attract and retain such personnel, we may be unable to successfully develop our products or we may be significantly delayed in developing our products.

Our success is dependent, in part, upon a limited number of key executive officers, each of whom is an at-will employee, and also upon our scientific researchers.  For example, because of his extensive understanding of our technologies and product development programs, the loss of Mr. John J. Cousins, our President & Chief Financial Officer and Director, would adversely affect our development efforts and clinical trial programs during the period of time it would take to find and train a qualified replacement.

We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel.  We face intense competition in our recruiting activities, including competition from larger companies with greater resources.  We do not know if we will be successful in attracting or retaining skilled personnel.  The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

Risks Relating to Our Common Stock:

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be current in their reports under Section 13 of the Securities Exchange Act of 1934 (“Exchange Act”) in order to maintain price quotation privileges on the OTC Bulletin Board. The lack of resources to prepare and file our reports, including the inability to pay our auditor, could result in our failure to remain current on our reporting requirements, which could result in our being removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing our financial statements must attest to the effectiveness of our internal controls over financial reporting. The attestation requirements by our independent registered public accounting firm are not presently applicable to us but we will become subject to these requirements for the year ended December 31, 2010.  If we are unable to conclude that we have effective internal controls over financial reporting or if our independent registered public accounting firm is unable to provide us with a report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these shares. However, if a selling security holder exercises a Series III warrant in order to obtain underlying shares of common stock to sell, we would receive cash proceeds if the exercise price is paid in cash.  Assuming that all Series III warrants were exercised in cash, and including the proceeds received by us at the closing of the private placement transaction, the net proceeds we will receive from the transaction will be approximately $1,000,000. We will not receive any proceeds from the cashless exercise of the Series II Warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “BMOD”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal Year 2008
	High	Low
First Quarter	$0.20	$0.04
Second Quarter	$0.11	$0.04
Third Quarter	$0.08	$0.02
Fourth Quarter	$0.08	$0.01

	Fiscal Year 2009
	High	Low
First Quarter	$0.07	$0.04
Second Quarter	$0.07	$0.03
Third Quarter	$0.53	$0.02
Fourth Quarter	$0.28	$0.12

	Fiscal Year 2010
	High	Low
First Quarter	$0.47	$0.13

Holders

As of April 5, 2010, we had approximately 409 holders of our common stock.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent for our common stock is OTR, Inc., 1001 SW 5th Avenue, Suite 1550, Portland, Oregon 97204.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.   We do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

None.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form S-1 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

w	discuss our future expectations;
w	contain projections of our future results of operations or of our financial condition; and
w	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Overview

We have been in the development stage since we began operations on January 3, 1990, and have not generated any revenues from operations. There is no assurance of any future revenues. As of December 31, 2009, we had an accumulated deficit of $8,436,160 and a working capital deficit of $831,989. In addition, we did not generate any cash from operations and had no cash reserve dedicated to fund expenditures. These factors create an uncertainty as to our ability to continue as a going concern.

On July 19, 2006, we closed our offering of up to 6,000,000 shares of our common stock pursuant to a registration statement on Form SB-2 under the Securities Act of 1933, as amended, declared effective on February 11, 2005. A market maker filed Form 211 with NASD Regulation to initiate quotations in our common stock on the OTC Bulletin Board. The request was cleared on October 19, 2006.

Liquidity and Capital Resources

As of December 31, 2009, we had cash of $20,041.  Pursuant to an agreement with a member of our board of directors, $100,000 was raised in the last quarter of 2009.

We estimate that we will require $1,200,000 in the next twelve months to fund operations and are exploring various financing opportunities.

The State of New Mexico awarded approximately $350,000 for the legislative period ending June 30, 2008, and $1.3 million in state funds for the legislative period ending June 30, 2009, to conduct lung cancer screening of veterans in New Mexico.  State funds were awarded to the New Mexico Department of Veterans Services, which contracted with New Mexico Tech to conduct the screening program.  New Mexico Tech subcontracted with us to perform the work contemplated by the New Mexico legislature. To date, we have received all of these funds. We are also pursuing congressionally directed medical research funds to further fund our Phase III clinical study program, among other public opportunities.

On March 17, 2010, we entered into a securities purchase agreement with five accredited investors pursuant to which we sold in a private placement transaction (i) 6,250,001 shares of our common stock, at a purchase price of $0.16 per share, (ii) Series I warrants to purchase approximately an additional 6,250,001 shares of common stock with an exercise price of $0.25 per share, subject to adjustment as described herein, (iii) Series II warrants to purchase up to approximately an additional 3,750,001 shares of common stock, subject to adjustment as described herein, on an automatic cashless exercise basis with an exercise price of $0.01 per share, and (iv) Series III warrants to purchase an additional 6,250,001 shares of common stock with an exercise price of $0.16 per share. We received aggregate gross proceeds of $1,000,000 from the sale of the shares and the warrants.

The Series I Warrants are exercisable to purchase an aggregate of 6,250,001 shares of our common stock over a 5-year term at an exercise price of $0.25 per share, subject to antidilution protection that could reduce the exercise price and increase the number of shares issuable upon exercise of the Series I Warrants.  The Series I Warrants are not exercisable until September 17, 2010 and expire on March 17, 2015.

The Series II Warrants provide the investors pricing protection for the private placement with a floor price of $0.10 per share.  In the event the market price of our common stock declines between the closing of the private placement and the earlier of 45 days after (i) the date the registration statement of which this prospectus is a part of is declared effective and (ii) the date Rule 144 under the Securities Act of 1933 becomes available for the unrestricted resale of the shares, which date is considered the Effective Date, the Series II warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors who participated in the private placement in order to effectively reduce the per share purchase price paid in the private placement to the greater of (i) 80% of the 45-day volume weighted average trading price per share of our common stock immediately following the Effective Date and (ii) $0.10 per share.  As such, the greatest number of shares that could be issued pursuant to the Series II Warrants would be 3,750,001 shares.  At the Effective Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if our stock price is lower at the Effective Date as described above, or they will expire unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

At the Effective Date, the Series III Warrants provide the investors a 60-day right to purchase an additional 6,250,001 shares of common stock from the Company at $0.16 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

In connection with the private placement, we granted the investors registration rights.  We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 90 days after the required filing date, which will be extended to 120 days in the event of a full review of the registration statement by the SEC, and to insure that the registration statement remains in effect until all of the shares of common stock registrable pursuant to the registration rights agreement have been sold or may be sold under Rule 144 without regard to volume or manner-of-sale restrictions.  In the event of a default of our obligations under the Registration Rights Agreement, including our agreement to file the registration statement with the Securities and Exchange Commission no later than the later of April 2, 2010 or 10 days after filing of our annual report for the year ended December 31, 2009, but in no event later than April 10, 2010, or if the registration statement is not declared effective by the registration effective deadline, we are required pay to the investors, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 1.5% of the aggregate purchase price paid per investor, subject to a maximum amount of liquidate damages of 9.0%.

In connection with the private placement, we paid our placement agent, LifeTech Capital, Inc., a division of Aurora Capital LLC, a cash fee of $100,000 and issued it a 5-year warrant to purchase 625,000 shares of our common stock with an exercise price of $0.16 per share. LifeTech will also receive 625,000 Series I Warrants, 375,000 Series II Warrants and 625,000 Series III Warrants. In addition, LifeTech will receive 10% of the exercise price of all Series III Warrants which are exercised.

In addition to use for normal operating expenses, the initial proceeds from the recent funding are targeted to be used for two main objectives:

1.
Completion of the Phase II pilot study.  To expedite completion of the study, we anticipate contracting with medical cancer centers to collect the balance of the final control cohort of samples from patients diagnosed with lung cancer but not yet under treatment for the disease. Engaging these additional strategic sites will speed the start-up of our multi-site Phase III pivotal study.

2.
Developing strategies to enter the European market, including filing for approval of a CE mark.  The initial work includes an analysis of regulatory approvals needed for commercial sales in Europe and implementation of quality systems identified as necessary for approval within the European system.

Overall, we had negative cash flows of $16,813 for the year ended December 31, 2009, resulting from $80,555 used in our operating activities, $32,612 used in our investing activities, and $96,354 in cash provided by financing activities.

Cash Flows from Operating Activities - Net cash used in operating activities of $80,555 for the year ended December 31, 2009 decreased from 2008 primarily due to $1,043,725 in non-cash gain on extinguishment of debt in 2008.

Cash Flows from Investing Activities - Net cash used in investing activities of $32,612 for the year ended December 31, 2009 decreased from 2008 primarily due to lower payments for patents and trademarks.

Cash Flows from Financing Activities - Net cash provided by financing activities of $96,354 for the year ended December 31, 2009 decreased from 2008 primarily due to the reduced issuances of common stock.

Results of Continuing Operations

We have recorded no significant revenue from inception through December 31, 2009.

Operating expenses decreased by $424,534 to $889,397 during the year ended December 31, 2009, compared to $1,313,931 for the year ended December 31, 2008. This decrease was primarily due to an increase in study reimbursements related to our New Mexico Department of Veterans Services study during 2009.

General and administrative expenses consist of expenses for executive and administrative personnel, facilities, consulting services, travel and general corporate activities. The decrease in these costs resulted from management’s cost-cutting efforts across the entire organization. We expect general and administrative costs to increase in the future as our business matures and develops. Such costs were primarily funded through the issuance of our common stock to conserve our cash resources.

Research and development expenses consist primarily of personnel expenses, consulting fees and lab expenses. Research and development costs decreased slightly due to management’s cost-cutting efforts. Research and development expense decreased primarily because of less stock issued as compensation. Additionally, during 2009 we received $878,145 for reimbursement of research and development costs related to a research study under the New Mexico Department of Veterans Services as compared to $677,169 received in 2008. These amounts reduced the costs recorded as research and development expenses by $640,970 for the year ended December 31, 2009.  We believe that continued investment in product development is critical to attaining our strategic objectives and, as a result, expect product development expenses to increase significantly in future periods. We expense product development costs as they are incurred.

Professional fees increased from $192,226 in 2008 to $231,448 in 2009 due to higher legal expense related to the Robins litigation.

Other income (expense) consists of interest and other income and expense. Interest expense decreased to $15,892 in 2009 from $45,375 in 2008. The decrease in interest expense was primarily related to the debt extinguishment of the ADOT loan.  In 2008, we also recorded a gain of $1,043,925 on extinguishment of the ADOT loan.

We had a net loss of $905,289 or $0.01 loss per share, and $315,263 or $0.00 loss per share, for the years ended December 31, 2009 and 2008, respectively, due to items discussed above.

Inflation

Management believes that inflation has not had a material effect on our results of operations.

Off-Balance Sheet Arrangements

There are no off-balance sheet financing arrangements.

Critical Accounting Policies

Estimates

Critical estimates made by management are, among others, estimates for current and deferred taxes, recoverability of intangible assets, collectability of contract receivables, estimation of costs for long-term contracts, allowance for loss on contracts, value of patents and other intangibles, and the valuation of other assets. Actual results could materially differ from those estimates.

Research and Development

Research and development costs are charged to operations as incurred. We incurred approximately $4,000, $91,000 and $2,721,000 of research and development expenses (after study reimbursements) for the years ended December 31, 2009, 2008 and for the period from Inception through December 31, 2009.

The accumulated costs associated with the research study are billed monthly to New Mexico Tech.  We record a receivable and a corresponding reduction in research and development expense in operations.  Total reduction of research and development costs at December 31, 2009, was $640,970.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. There can be no assurance, however, that market conditions will not change which could result in impairment of long-lived assets in the future.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168” or ASC 105-10). SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009, and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009, did not impact our results of operations or financial condition. The Codification did not change GAAP; however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies.

In June 2008, the FASB issued FSP EITF 03-6-1 (ASC 260-10), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1” or ASC 260-10). FSP EITF 03-6-1 (ASC 260-10) addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in computing earnings per share under the two-class method described in SFAS No. 128 (ASC 260-10), Earnings Per Share. FSP EITF 03-6-1(ASC 260-10) is effective for us as of January 1, 2009, and in accordance with its requirements it will be applied retrospectively. The adoption of FSP EITF 03-6-1 (ASC 260-10) did not have a material impact on our consolidated financial statements.

Other recent accounting pronouncements did not or are not believed by management to have a material impact on our present or future consolidated financial statements.

BUSINESS

General

We are a development stage company incorporated in the state of New Mexico on January 3, 1990 (Inception).  We have laboratories and offices at 609 Broadway NE, in Albuquerque, New Mexico, that are used for corporate and research and development activities. The mailing address is P.O. Box 11342, Albuquerque, NM 87192. The telephone number is (505) 821-0875, and the fax number is (866) 519-6156

On January 8, 2010, we dissolved Biomoda Holdings, Inc., a Nevada corporation incorporated August 12, 2003, as no longer necessary or useful for operations.

Our Operations

We are an InVitro Diagnostics company that develops assays, or tests, to detect cancer. These assays are performed in clinical reference laboratories using body-fluid samples. This technology is based on an exclusively licensed patent from Los Alamos National Laboratory. We were issued our own patent in January 2005, and have received a Divisional and a Continuation-In-Part (“CIP”) extension of that owned patent. The technology is based on a porphyrin molecule that has an affinity to bind with cancer cells and cause them to fluoresce red under ultraviolet light. The porphyrin molecule is easy to obtain, manufacture and use. This is a broad-based technology that works with a variety of cell types.

We are in the process of developing a line of assays for a variety of cancers based on adaptations of this technology. Our first product is an assay for the detection of early-stage lung cancer. Lung cancer represents a large market with seriously unmet diagnostic needs. The survival rates for lung cancer are dismal, due in large part to the fact that this disease is typically diagnosed late in its progression. Our lung cancer assay tests deep-lung sputum, which is collected by having the patient cough into a cup, for cancer cells. This technology has the potential to diagnose other cancers as well. We have identified bladder, breast, colorectal, cervical, oral, and prostate cancer diagnosis as our next significant business opportunities.

Market Need

Cancer is the greatest disease killer in the United States and other developed countries of the world, and lung cancer claims more lives than any other cancer. Survivability of lung cancer is extremely low.  Only 40% of patients diagnosed with lung cancer survive one year after being diagnosed.  The five-year survival rate is 15%.  Predictive early-stage diagnosis is desperately needed.

World of Medicine

The medical profession has shifted to an individualized approach to treatment in recognition of the fact that people respond differently to different therapies. Personalized disease management is an overall direction being adopted within medicine to address risk assessment, diagnosis, treatments and individual response to therapies. Our technology will enhance this new paradigm in medicine with improvements in early-stage diagnosis.

Within personalized disease management, our CyPath® assay has a large opportunity to be adopted by the medical community for screening, monitoring and surveillance of cancers.  Screening is the largest market. Monitoring is critical for accurately gauging individual responses to the efficacies and toxicities of various therapies.

Business Model

Our end customers are the patients who should be screened for cancer whether they present with symptoms or not and the doctors that prescribe diagnostic tests. Our primary customers are clinical reference labs whose role is to respond to a physician's request (prescription) for a test, receive the sample, execute the assay, and deliver the test result to the physician who can then inform the patient of the diagnostic conclusion.

The clinical reference labs will seek reimbursement from Medicare and private insurers based on existing reimbursement codes. We performed a reimbursement code study in 2003, and determined that current codes exist and are economically feasible under Centers for Medicare & Medicaid Services, or CMS, codes.  The CMS is a Federal agency within the U.S. Department of Health and Human Services.

We intend to use contract manufacturing and contract sales organizations in the commercialization of the assay. This infrastructure is readily available, and allows us to take advantage of world-class expertise.  The use of existing manufacturing and sales cuts costs and increases efficiencies through negotiated contracts and multiple sourcing.

Contract for Clinical Study

In the first quarter of 2008, the New Mexico Department of Veterans Services signed an agreement with New Mexico Tech to administer $350,000 in funding appropriated by the 2007 New Mexico State Legislature for a prospective clinical study for the early detection of lung cancer among New Mexico veterans.  Along with New Mexico Tech, we signed an agreement in the fourth quarter of 2007 to conduct this clinical study using our technology.

The 2008 session of the New Mexico State Legislature further appropriated a total of $1.3 million to continue of the clinical study administered by the New Mexico Department of Veterans Services and New Mexico Tech.  Our technology was the focus of the study.

The team of experts dedicated to the clinical study includes representatives from TriCore Laboratories, Alquest, Radiology Associates, New Mexico Tech and Quintiles Consulting. The Department of Veterans’ Services and Black Veterans Association of New Mexico assisted with outreach and recruitment of veterans.

We received approval from an independent Institutional Review Board, or IRB, on March 4, 2009, to begin Phase II clinical trials of our cytology-based screening technology for early detection of cancer.

IRB review protects research subjects by reviewing the study protocol to make sure it adheres to U.S. Food and Drug Administration, or FDA, and U.S. Department of Health and Human Services regulations, that risks to participants are minimized and acceptable in light of the possible benefits, that the informed consent document is accurate, and that the research is conducted in an ethical manner.

We recruited volunteers for the study from New Mexico’s veteran population. Volunteers were “20 pack year” smokers, individuals who have smoked one pack a day for 20 years or two packs a day for 10 years.  In September 2009, we added a longitudinal component to the Phase II clinical trial to screen military veterans for early-stage lung cancer, which will provide additional data on the efficacy of our diagnostic.

In October 2009, we announced we had met our recruitment goal for New Mexico veterans with a history of heavy smoking required to complete the Phase II clinical trial of our early-stage diagnostic for lung cancer. The study identified approximately 140 participants who provided acceptable deep-lung sputum samples under the guidance of a respiratory therapist. Each volunteer also underwent a CT scan, currently the standard of care for early detection of lung cancer.

Our clinical study designers determined that an additional 44 sputum samples from patients who have received a diagnosis of lung cancer but have not yet begun treatment would provide the data required to complete the Phase II trial.  The addition of these 44 samples will provide a statistically significant analysis of sensitivity and specificity of the assay for detecting lung cancer.  In December 2009, we signed a consulting agreement with Christiana Care Health Services for sputum sample procurement.  The Helen F. Graham Cancer Center will recruit a cohort of patients diagnosed with lung cancer to participate in the final stage of the Phase II pilot study of the investigational CyPath® assay, an early-stage diagnostic test for lung cancer.  We anticipate contracting with additional medical institutions to secure necessary sputum samples from lung cancer patients.  Completion of sample procurement is expected by the end of May 2010 after which time the results will be analyzed by the principal investigator and published in accordance with standard peer review and publishing guidelines for studies of this type.

We have begun preliminary design and coordination for the Phase III pivotal clinical trial of our in-vitro diagnostic for early-stage lung cancer. The multi-site Phase III trial will include up to 3,500 patients and will be designed to yield data and analysis sufficient for FDA approval of the assay in the last quarter of 2011 for commercial use in the United States.

Dr. Thomas L. Bauer, thoracic surgeon and cancer researcher with the Christiana Care Health System in Delaware, is the national principal investigator overseeing our study. Bauer has led several lung and esophageal cancer studies. Bauer works with Dr. Lara Patriquin, a diagnostic radiologist in Albuquerque, who serves as the local principal investigator for the study.

As of December, 31, 2009, there was $8,332 left to bill on the contract with New Mexico Tech for state funds, which was billed and paid as of February 22, 2010.  The contract completed in February 2010, and a final report has been submitted and accepted by New Mexico Tech.

Research and Development Activities

We are engaged in research activities related to defining and delineating the mechanism for TCPP’s affinity to bind with cancerous cells.

Our research is undertaken in collaboration with universities, scientists, research institutions, and medical facilities domestically.    We are working toward further research and clinical trials which we anticipate will expand upon current collaborations to engage additional domestic and international partnerships with leading public and private institutions, scientists and researchers.

Contracts

We have contracted with New Mexico Institute of Mining and Technology, or New Mexico Tech, to collaborate on clinical studies and the development of specialized image recognition technology as part of the commercialization of our assay for the early detection of lung cancer. New Mexico Tech, in Socorro, New Mexico, is a world leader in many areas of research, including biomedical, hydrology, astrophysics, atmospheric physics, geophysics, homeland security, information technology, geosciences, energetic materials engineering, and petroleum recovery. The university specializes in research, focusing on science, engineering and related fields.

Radiology Associates of Albuquerque is the collection site for the current clinical trial and provides computed tomography, or CT, scans of clinical patients, including reading the results of the CT scans.

We have contracted with Alquest, Inc. of Minneapolis, Minnesota, to provide a range of clinical services including protocol design and study implementation for our clinical programs.  Alquest is a leading clinical research organization with a focus in oncology, dermatology, nephrology, and medical devices and offers a comprehensive understanding of efficiently managing clinical trials from Phase I through IV through to post-marketing studies, safety surveillance and patient registries.

We have contracted with Quintiles Consulting in Rockville, Maryland, for regulatory consulting and the design of clinical studies of Biomoda’s proprietary test for detection of early lung cancer. Quintiles Consulting is the regulatory consulting unit of Quintiles Transnational Corp., a global corporation powering the next generation of healthcare by providing a broad range of professional services in product development, financial partnering and commercialization for the pharmaceutical, biotechnology and medical device industries

We entered into a collaborative agreement with Medical Acoustics, LLC, in Buffalo, New York, to purchase its Lung Flute® as part of the collection protocol in our clinical studies. The Lung Flute® is a minimally invasive, flute-shaped device that uses low-frequency sound waves to help patients with the natural mucus clearing system. When a patient exhales through the mouthpiece of the device, the exhalation generates specific sound waves that vibrate cilia and the airways, causing deep lung secretions too thin and be expelled by coughing. The Food and Drug Administration-cleared technology produces sputum samples without the need for saline induction.

TriCore Reference Laboratories in Albuquerque, New Mexico, is under contract to assist with assay preparation, testing and analysis of our proprietary test for detection of early lung cancer as part of our clinical programs.  TriCore is a regional medical reference laboratory providing diagnostic testing for physicians, hospitals, and other healthcare providers. In addition to being a full-service reference laboratory offering more than 1,500 diagnostic tests, TriCore is a leader in research and clinical trials for universities, medical diagnostics companies and international biotech firms.

We and Christiana Care Health Services of Newark, Delaware, contracted for the services of Thomas L. Bauer, MD, thoracic surgeon and cancer researcher, to be the national principal investigator overseeing our clinical studies for early lung cancer detection. Dr. Bauer has led several lung and esophageal cancer studies. Dr. Bauer partners with Dr. Lara Patriquin, a diagnostic radiologist in Albuquerque, who is serving as the local principal investigator for the current study.

Christiana Care Health Services is under contract with us for sample procurement and assay research and development.  The Helen F. Graham Cancer Center associated with Christiana Care Health System is recruiting a cohort of patients diagnosed with lung cancer to participate in the final stage of the Phase II pilot study of the investigational CyPath® assay. Christiana Care’s Institutional Review Board reviewed our study protocol to ensure compliance with scientific, regulatory and ethical standards and sample procurement is proceeding.

We have contracted for services with Gordon Bennett, a Fluorescence Microscopist. Mr. Bennett has a B.S. in physics as well as a J.D. from the University of New Mexico. His background is in photonics and electronics. He has been adjunct faculty at the College of Santa Fe and has held the Chair in Photonics and Biophotonics at Central New Mexico Community College. He is currently a member of the Optical Society of America and the New Mexico State Bar.

Customers

While clinical reference laboratories represent our primary customer, sales will be driven by physician referrals. Our initial marketing strategy is focused on creating a high profit margin for both the laboratories and us. This model offers significant economic incentives for our customers to embrace our assays.

We have begun to create and establish visibility and credibility with the physicians who generate sales by actively raising awareness among this audience. We have begun coordinated scientific collaborations and will follow completion of clinical testing by publishing results in clinical journals and presenting our findings at medical conferences. We are currently working with Christiana Care Health Services in Newark, Delaware, and plan to expand collaborations and collaborative studies with the premier lung cancer researchers in the world

We will use detailing agents (specialized sales agents) to provide direct marketing efforts to physicians.

Intellectual property will be protected through active, licensed-based collaborations with reference labs on a regional basis with an emphasis on identifying lab partners that have business relationships with physician networks or HMOs. This will enable us to develop strategic relationships with customer groups who have formal relationships with those who drive sales.

Competition

Competition falls into several segments: biomarkers, radiology, genomics, and proteomics.  CyPath® should be considered as a complement to diagnostic tools described below as well as a stand-alone diagnostic.

Biomarkers represent the closest competitors in terms of market introduction. Biomarkers are used to indirectly identify cellular aberrations and disease. We are monitoring the activity of companies in this space, and we believe our technology offers inherent commercial advantages over biomarkers. CyPath® is cheaper to make, more stable, and simpler to use in the commercial laboratory environment.

Radiology technology is not as sensitive to the earliest stages of cancer as we believe our technology will prove after clinical testing, and there are limits to radiation exposure for monitoring and surveillance of cancer.  Radiology as a testing method also is more expensive than the anticipated cost of our assay.

Genomics and proteomics are leading-edge science.  These technologies are not ready for commercialization, and details on specificity and sensitivity for specific cancer diagnosis are lacking because of the early nature of the technologies.

CyPath® is a complementary product to diagnostic tools currently used to diagnose cancer as well as a stand-alone early-stage diagnostic tool. Personalized disease management requires a tiered assay schema or algorithm.  CyPath® is a front-end diagnostic and screening tool and an aid in determining whether or not more expensive and specialized tests are warranted. Our product can be highly valuable to physicians by optimizing and expanding current medical practices by offering a simple diagnostic test to screen for cancer.

Intellectual Property

We own U.S. patent 6,838,248, titled “Compositions and methods for detecting pre-cancerous conditions in cell and tissue samples using 5, 10, 15, 20-tetrakis (carboxyphenyl) porphine” which was issued on January 4, 2005. The foreign equivalents were granted in Japan, Mexico, and Australia and are pending in Europe and Canada.

In April 2008, the U.S. Patent Office awarded patent number 7,384,764, a Divisional Patent to our researchers entitled “Method of Prognosing Response to Cancer Therapy with 5,10,15,20 - Tetrakis (Carboxyphenyl) Porphine.”

In March 2009, the U.S. Patent Office awarded patent number 7,670,799, a Divisional Patent to our researchers related to the making of TCPP. We have filed an additional patent application on the proprietary innovations based on flow cytometry and dark-field microscopy as platforms for cell analysis. We further anticipate that our research and development efforts and collaborations will generate new patent applications within the next year.

The U.S. Patent and Trademark Office has registered the marks CyPath® and CyDx®.

Suppliers

We have identified several suppliers for all key components of our lung cancer diagnostic assay that can provide sufficient quantities for commercialization of the assay. Discussions continue with these suppliers as proper at each stage of our development.

Employees

As of December 31, 2009, we had nine full-time employees.  We have contracts for services on various projects on an on-going or as-needed basis.  We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

We have laboratories and offices at 609 Broadway NE, in Albuquerque, New Mexico that are used for corporate and research and development activities. The mailing address is P.O. Box 11342, Albuquerque, NM 87192. Our telephone number is (505) 821-0875 and our fax number is (866) 519-6156. Our current laboratory and office space consists of approximately 1,300 square feet. The lease runs on a month-to-month basis at a cost of $3,300 per month. We believe that our existing facilities are suitable and adequate to meet our current business requirements. We maintain a website at www.biomoda.com and the information contained on that website is not deemed to be a part of this prospectus.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Below are the names and certain information regarding our executive officers and directors:

Names:	Ages	Titles:	Board of Directors
John J. Cousins	53	President, Chief Financial Officer, Treasurer and Controller	Director
Maria Zannes	54	Secretary	Director
David Lambros	55		Director
Lewis White	56		Director

We elect our Board of Directors at meetings of shareholders and directors hold office until the next meeting of shareholders following their election. In the event of a vacancy due to resignation, removal or death, the remaining duly elected Directors may fill such vacancy until the next meeting of the shareholders. Officers are elected by the Board of Directors which shall at a minimum elect a president, a secretary and a treasurer to hold office for one year and thereafter until their successors are elected. The Board of Directors may, from time to time, by resolution, appoint one or more vice presidents, assistant secretaries and assistant treasurers as it may deem advisable, prescribe their duties; and fix their compensation.

John J. Cousins, President, Director and Controller. Mr. Cousins began his business career as a design engineer for Ampex Corporation, a manufacturer of broadcast and computer equipment, and the American Broadcasting Company television network. He was named vice president of Cimmaron Business Development Corporation, a southwest regional merchant and investment banking operation in 1990. In 1996, Mr. Cousins became president of Terra Firm, a business consulting firm. Mr. Cousins is a Director of American Homecoming Foundation, a non-profit organization created to help homeless Veterans. Mr. Cousins is also a Director of New Mexico Biotechnology and Biomedical Association (NMBio). NMBio was established to provide a forum for information exchange in the life sciences, develop initiatives to enhance small business success, provide education and outreach, help establish collaborations, and publicize the New Mexico bioscience industry. NMBio is an affiliate of the national Biotechnology Industry Organization. Mr. Cousins has been President, Treasurer, Controller and a Director of Biomoda since 2002.

Maria Zannes, Corporate Secretary and Director. Ms. Zannes brings more than 25 years of experience in the environmental and energy industry—from federal lobbyist to a company president. Formerly the president of the national waste-to-energy trade group in Washington, D.C., Ms. Zannes currently consults for private clients in the medical and waste industry. She was a legislative aide and press secretary to Congressman Charles Wilson (D-Texas) after leaving her home state of New Mexico where she began her career as a journalist. Ms. Zannes is licensed to practice law in Washington State and New Mexico. She is a research associate with Columbia University Earth Engineering Center.

David Lambros, Director. Mr. Lambros was the elected law director of Brook Park, Ohio, and presently serves the law director of the Village of Valley View and the Village of Kelleys Island, Ohio. As law director, he served as the chief legal counsel to cities negotiating with corporations and business, and is an expert in municipal law. Mr. Lambros has practiced law for more than 25 years and served on various boards, including Commerce Exchange Bank and Southwest General Hospital. He presently is a director on the Systems Board at Southwest General Hospital, a multi-million dollar company.

Lewis White, Director. Mr. White is director and CEO of New Energies Nebraska, LLC, a subsidiary of Standard Alcohol Company. He has also served as CEO of Los Hojas Corporation and owned a childcare business for 20 years, which he followed with an interest in business investment through real estate and a food services business catering to niche markets. Mr. White attended the University of Nebraska at Omaha where majored in Business Administration and worked for the State of Nebraska.

Family Relationships

Maria Zannes and David Lambros are cousins. Aside from that, there are no family relationships that exist among the directors, officers, or other persons nominated to become such.

Board Committees and Independence

We are not required to have any independent members of the Board of Directors. The board of directors has determined that (i) Mr. Cousins and Ms. Zannes have relationships which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is not an “independent director” as defined in the Marketplace Rules of The NASDAQ Stock Market and (ii) Messrs. Lambros and White are independent directors as defined in the Marketplace Rules of The NASDAQ Stock Market.  As we do not have any board committees, the board as a whole carries out the functions of audit, nominating and compensation committees, and such “independent director” determination has been made pursuant to the committee independence standards.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the last completed fiscal year exceeded $100,000:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Cousins, President	2009	$97,392	--	--	--	--	--	--	$97,392
	2008	$149,628	--	$8,550	--	--	--	--	$158,178

Option/SAR Grants in Fiscal Year Ended December 31, 2009

None.

Stock Option Plans

None.

Employment Agreements

None.

Director Compensation

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common or preferred stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

As of December 31, 2009, we had advances of approximately $215,000 payable to two of our stockholders. Such advances bore interest at 10% per annum and are due on demand. Management and the board of directors are reevaluating the current market trends and terms and expect to reduce such interest rate in 2010. The advances are all due on demand. Interest expense related to such advances for the years ended December 31, 2009 and 2008 and for the period from inception through December 31, 2009 was approximately $13,000, $13,000 and $80,000, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 5, 2010.

•	By each person who is known by us to beneficially own more than 5% of our common stock;
•	By each of our officers and directors; and
•	By all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER (1)	TITLE OF CLASS	NUMBER OF SHARES OWNED (2)	PERCENTAGE OF CLASS PRIOR TO OFFERING (3)	PERCENTAGE OF CLASS AFTER OFFERING (4)

John Cousins	Common Stock	2,800,000	3.20%	2.82%

Maria Zannes	Common Stock	608,000	*	*

David Lambros	Common Stock	302,780	*	*

Lewis White	Common Stock	3,071,000	3.51%	3.10%

All Officers and Directors As a Group (4 persons)	Common Stock	6,781,780	7.76%	6.84%

* Less than 1%.

(1) Unless otherwise noted, the mailing address of each beneficial owner is P.O. Box 11342, Albuquerque, New Mexico 87192.

(2) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 5, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Percentage based upon 87,444,590 shares of common stock issued and outstanding as of April 5, 2010.

(4) Percentage based upon 99,119,592 shares of common stock issued and outstanding upon the completion of the offering and assumes that all shares registered hereunder are sold.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, no par value per share. As of April 5, 2010, there are 87,444,590 shares of common stock issued and outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 4,000,000 shares of preferred stock, no par value per share, none of which are currently outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of New Mexico.

We designated 2,000,000 shares as the Series A convertible preferred stock. The Series A preferred stock has liquidation and redemption values of $1.50 and $1.80 per share, respectively. The stock is subject to redemption at our discretion. Prior to redemption, each share of the Series A preferred stock can be converted into one share of common stock at the discretion of the stockholders. The holders of Series A preferred stock will be entitled to dividends equal to the amount of dividends for the number of shares of common stock into which it is entitled to be converted. There are no Series A convertible preferred shares issued or outstanding as of April 5, 2010.

Options

As of April 5, 2010, there are 108,768 options to purchase shares of our common stock issued and outstanding, consisting of 75,000, exercisable at $2.99 per share, which expire on December 1, 2013 and 33,768, exercisable at $0.90 per share, which expire on September 1, 2015.

Warrants

The material terms and provisions of the three forms of warrants issued in the transaction are summarized below.  This summary below is subject to, and qualified in its entirety by, the three forms of warrant filed as exhibits to our current report on Form 8-K that we filed with the SEC on March 19, 2010.

There were three forms of warrants exercisable for shares of our common stock issued in the private placement transaction to the investors:  the Series I Warrant, the Series II Warrant and the Series III Warrant.

Series I Warrant

●
The Series I Warrants give the investors in the transaction rights to purchase the same number of shares purchased in the transaction over a 5-year term at an exercise price of $0.25 per share, subject to anti-dilution protection that could reduce the exercise price, and subject to adjustments for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the Company’s common stock. The Series I Warrants are not exercisable until September 17, 2010 and expire on March 17, 2015.  Aside from the anti-dilution adjustment associated with the exercise price premium, the Series I Warrants are not subject to any further adjustments with respect to the exercise price or number of shares covered.

Series II Warrant

●
The Series II Warrants give the investors in the transaction pricing protection for the transaction with a floor price of $0.10 per share.  In the event the market price of our common stock declines between the closing of the transaction and the earlier of (i) 15 business days after the date the registration statement, of which this prospectus is a part of, is declared effective and (ii) the date Rule 144 becomes available for resale of the common stock registered pursuant to this prospectus (such date that is the earlier of clause (i) and (ii) is referred to in this registration statement as the “Warrant Exercise Date”), the Series II Warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors in order to effectively reduce the per share purchase price paid in the private placement transaction to the greater of (i) 80% of the 45-day volume weighted average trading price per share of our common stock immediately prior to the Warrant Exercise Date and (ii) $0.10 per share.  At the Warrant Exercise Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if our stock price is lower at the Warrant Exercise Date as described above, or they will terminate unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

Series III Warrant

●
At the Warrant Exercise Date, the Series III Warrants give the investors in the transaction a 60-day right to purchase an additional 6,250,001 shares of our common stock at $0.16 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

The following table shows the number of shares of common stock that might be issued upon the exercise of each series of warrants, the time frame during which each series of warrants can be exercised, and the effects of the issuance of shares of common stock on existing stockholders’ economic and percentage ownership, calculated on a theoretical basis.

	Series I Warrants	Series II Warrants	Series III Warrants

Number of shares issuable upon exercise of warrants	6,250,001	3,750,001	6,250,001

Time frame during which the warrants can be exercised	The Series I Warrants are exercisable commencing on September 17, 2010 and ending on March 17, 2015.
At the Warrant Exercise Date (as defined above), the Series II Warrants will either be automatically exercised on a cashless exercise basis if our stock price is lower at the Warrant Exercise Date as described above, or they will terminate unexercised.
At the Warrant Exercise Date, the Series III Warrants give the investors in the transaction a 60-day right to purchase shares of our common stock at $0.16 per share.

Percentage of shares currently outstanding represented by the shares underlying each series of warrant (1)	7.15%	4.29%	7.15%
_________________
(1) Based on 87,444,590 shares outstanding as of April 5, 2010.

Convertible Securities

None.

Transfer Agent

The transfer agent for our common stock is OTR, Inc. The transfer agent’s address is 1001 SW 5th Avenue, Suite 1550, Portland, Oregon 97204, and its telephone number is (503) 225-0375.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by New Mexico state law.  Our By-laws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by New Mexico law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and, in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder, unless an exemption therefrom is available.

The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 and without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of April 5, 2010. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Beneficial Ownership Prior to this Offering (1)			Beneficial Ownership After this Offering (2)
Selling Stockholder	Number of Shares	Percent of Class	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class
Ramius Navigation Master Fund Ltd. (3)	3,749,998	4.16%	2,708,332	1,041,666	1.04%
Ramius Enterprise Master Fund Ltd. (4)	3,749,998	4.16%	2,708,332	1,041,666	1.04%
Hudson Bay Fund LP (5)	3,075,008	3.43%	2,220,839	854,169	*
Hudson Bay Overseas Fund, Ltd. (6)	4,425,008	4.88%	3,195,839	1,229,169	1.22%
Iroquois Master Fund Ltd. (7)	7,499,992	8.08%	5,416,661	2,083,331	2.06%
Jeff Eliot Margolis and Dawn Gross Margolis, JTWROS (8)	91,126	*	65,813	25,313	*
T. Morgen Capital LLC (8) (9)	143,437	*	103,594	39,843	*
The 1984 Eric M. Javits Irrevocable Trust, Morgan Stanley TTEE (8)	86,061	*	62,155	23,906	*
G. Robert Abrams (8)	16,877	*	12,189	4,688	*
Robert Keyser (8)	1,462,500	1.64%	1,056,250	406,250	*
Craig Pearson (8)	450,000	*	325,000	125,000	*

TOTALS	24,750,005	23.36%	17,875,003	6,875,002	6.39%

* Less than 1%.
_________________
(1)	Percentage calculated on the basis of 87,444,590 shares of common stock outstanding on April 5, 2010.

(2)
Percentage calculated on the basis of 99,119,592 shares of common stock outstanding upon the completion of this offering and assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(3)
Representatives of this securityholder have advised us that RCG PB, Ltd (“RCG PB”) is the sole shareholder of Ramius Navigation Master Fund Ltd (“Ramius Navigation”) and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Navigation. RCG PB disclaims beneficial ownership of these securities. Ramius Advisors, LLC (“Ramius Advisors”) is the investment manager of Ramius Navigation and RCG PB and consequently has voting control and investment discretion over securities held by Ramius Navigation. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC (“Ramius”) is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC (“RCG Holdings”) is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings disclaims beneficial ownership of these securities. C4S & Co., L. L.C. (“C4S”) is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. Representatives of Ramius Navigation have advised us that Ramius Navigation is an affiliate of a U.S. registered broker-dealer; however, Ramius Navigation acquired the securities issued in the March 2010 private placement in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The total number of shares beneficially owned includes 1,041,666 shares of common stock and 2,708,332 shares of common stock acquirable upon exercise of warrants and the total number of shares registered includes 1,041,666 shares of common stock and 1,666,666 shares of common stock acquirable upon exercise of warrants.

(4)
Representatives of this securityholder have advised us that Ramius Advisors, LLC (“Ramius Advisors”) is the investment manager of Ramius Enterprise Master Fund Ltd (“Ramius Enterprise”) and consequently has voting control and investment discretion over securities held by Ramius Enterprise. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC (“Ramius”) is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC (“RCG Holdings”) is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. Representatives of Ramius Enterprise have advised us that Ramius Enterprise is an affiliate of a U.S. registered broker-dealer; however, Ramius Enterprise acquired the securities issued in the March 2010 private placement in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The total number of shares beneficially owned includes 1,041,666 shares of common stock and 2,708,332 shares of common stock acquirable upon exercise of warrants and the total number of shares registered includes 1,041,666 shares of common stock and 1,666,666 shares of common stock acquirable upon exercise of warrants.

(5)
Representatives of this securityholder have advised us that Sander Gerber shares voting and investment power over these securities. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Fund LP. The total number of shares beneficially owned includes 854,169 shares of common stock and 2,220,839 shares of common stock acquirable upon exercise of warrants and the total number of shares registered includes 854,169 shares of common stock and 1,366,670 shares of common stock acquirable upon exercise of warrants.

(6)
Representatives of this securityholder have advised us that Sander Gerber shares voting and investment power over these securities. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund, Ltd. The total number of shares beneficially owned includes 1,229,169 shares of common stock and 3,195,839 shares of common stock acquirable upon exercise of warrants and the total number of shares registered includes 1,229,169 shares of common stock and 1,966,670 shares of common stock acquirable upon exercise of warrants.

(7)
Representatives of this securityholder have advised us that Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares. The total number of shares beneficially owned includes 2,083,331 shares of common stock and 5,416,661 shares of common stock acquirable upon exercise of warrants and the total number of shares registered includes 2,083,331 shares of common stock and 3,333,330 shares of common stock acquirable upon exercise of warrants.

(8)
The Selling Stockholder received these securities pursuant to the engagement agreement between BioModa and LifeTech Capital, a division of Aurora Capital LLC, the placement agent in the offering transaction, and such Selling Stockholder's is as an affiliate of LifeTech Capital. The total number of shares beneficially owned and the total number of shares registered represents shares of common stock acquirable upon exercise of warrants.

(9)	Representatives of this securityholder have advised us that Arthur Lippa, Morgen T. Lippa and Linda Lippa has voting and investment control over the shares held by T. Morgen Capital LLC.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

GBH CPAs, PC, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2009 and 2008 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Biomoda, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

BIOMODA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Biomoda, Inc.
(A Development Stage Company)
Albuquerque, New Mexico

We have audited the accompanying consolidated balance sheets of Biomoda, Inc. (a development stage company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholder's deficit and cash flows for the years ended December 31, 2009 and 2008 and the period from January 3, 1990 (inception) to December 31, 2009. These financial statements are the responsibility of Biomoda, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements for the period from January 3, 1990 (inception) through December 31, 2005 were audited by other auditors whose reports expressed unqualified opinions on those statements. The consolidated financial statements for the period from January 3, 1990 (inception) through December 31, 2005 include total revenues and net loss of $23 and $3,101,245, respectively. Our opinion on the consolidated statements of operations, stockholders' deficit and cash flows for the period from January 3, 1990 (inception) through December 31, 2009, insofar as it relates to amounts for prior periods through December 31, 2005, is based solely on the reports of other auditors.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biomoda, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years then ended and for the period from January 3, 1990 (inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is a development stage company which has experienced significant losses since inception with no significant revenues. Also discussed in Note 1 to the consolidated financial statements, a significant amount of additional capital will be necessary to advance the development of the Company's products to the point at which they may become commercially viable. Those conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

March 29, 2010

BIOMODA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash	$20,041	$36,854
Grants receivable	-	184,124
Deferred charges	9,573	-

Total current assets	29,614	220,978

Accounts receivable	-	81,797
Property and equipment, net of accumulated depreciation	-	1,984
of $ 17,436 and $15,425
Deferred charges	26,325	-
Patents and trademarks, net of accumulated amortization
of $315,495 and $268,387	113,645	114,576

Total assets	$169,584	$419,335

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$506,068	$289,199
Advances from stockholders	215,142	201,643
Short-term debt	114,978	90,873
Deferred liability	25,415	-

Total current liabilities	861,603	581,715

LONG-TERM DEBT	120,477	162,110

Total liabilities	982,080	743,825

STOCKHOLDERS' DEFICIT
Class A redeemable preferred stock; no par value; 2,000,000
shares authorized; cumulative and convertible;
liquidation and redemption values of $1.50 and $1.80
per share, respectively; no shares issued or outstanding	-	-

Undesignated preferred stock; 2,000,000 shares authorized; no
shares issued and outstanding	-	-

Common stock, no par value, 100,000,000 share authorized;
and 79,514,589 and 77,004,589 issued; and 78,923,014 and 77,004,589 outstanding	7,626,166	7,206,381

Treasury stock, at cost 591,575 shares at December 31, 2009	(2,502)	-

Deficit accumulated during development stage	(8,436,160)	(7,530,871)

Total stockholders' deficit	(812,496)	(324,490)

Total liabilities and stockholders' deficit	$169,584	$419,335

The accompanying notes are an integral part of these consolidated financial statements.

BIOMODA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
FOR THE PERIOD FROM JANUARY 3, 1990 (INCEPTION) TO DECEMBER 31, 2009

	Year Ended December 31,		January 3, 1990 (Inception) to
	2009	2008	December 31, 2009

Revenue	$-	$-	$(23)

Operating expenses
General and administrative	618,141	978,192	4,970,868
Professional fees	231,448	192,226	1,231,950
Depreciation and amortization	35,528	52,205	335,546
Research and development	4,280	91,308	2,721,003

Total operating expenses	889,397	1,313,931	9,259,367

Loss from operations	(889,397)	(1,313,931)	(9,259,344)

Other income (expense)
Gain on extinguishment of debt	-	1,043,925	1,326,028
Other income	-	118	34,037
Interest income	-	-	3,870
Interest expense	(15,892)	(45,375)	(540,751)

Total other income (expense)	(15,892)	998,668	823,184

Loss before provision for income taxes	(905,289)	(315,263)	(8,436,160)

Provision for income taxes	-	-	-

Net loss	(905,289)	(315,263)	(8,436,160)

Basic and diluted loss per common share	(0.01)	(0.00)

Basic and diluted weighted average number of common shares outstanding	76,690,417	72,607,361

The accompanying notes are an integral part of these consolidated financial statements.

BIOMODA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
FOR THE PERIOD FROM JANUARY 3, 1990 (INCEPTION) TO DECEMBER 31, 2009

	Year ended		January 3, 1990
	December 31,		(inception) to
	2009	2008	December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(905,289)	$(315,263)	$(8,436,160)
Adjustments to reconcile net earnings to net
cash used in operating activities
Stock-based compensation	366,900	305,490	3,240,776
Depreciation and amortization	35,527	52,205	335,546
Interest converted to note payable	-	-	-
Write-off of license fee	-	-	1,250
Deferred charges	-	-	-
Loss on sale of assets	-	-	358
Foreign currency translation adjustments	-	-	3,247
Gain on extinguishment of debt	-	(1,043,725)	(1,283,964)
Changes in operating assets and liabilities
Accounts receivable	222,844	(41,001)	174,222
Other assets	7,179	3,241	14,799
Advances on research grants	25,415	-	25,415
Accounts payable and accrued liabilities	166,868	54,548	1,050,008

Net cash used in operating activities	(80,555)	(984,505)	(4,874,503)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	-	-	(25,571)
Sales of property and equipment	-	-	1,139
Purchases of patents, trademarks and licenses	(32,612)	(61,426)	(446,138)
Organizational costs	-	-	(560)

Net cash used in investing activities	(32,612)	(61,426)	(471,130)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash	105,000	710,306	3,002,883
Proceeds from line of credit from affiliated entity	-	28,703	2,680,882
Proceeds from stockholders' advances	13,499	16,654	175,732
Repayments of line of credit from affiliated entity	-	(69,107)	(341,107)
Proceeds/repayments of short-term debt	2,369	(71,692)	(107,323)
Repayments of long-term debt	(19,897)	(11,879)	(31,776)
Acquisition of treasury stock	(4,617)	-	(13,617)

Net cash provided by financing activities	96,354	602,985	5,365,674

NET (DECREASE) INCREASE IN CASH	(16,813)	(442,946)	20,041

Cash at beginning of year	36,854	479,800	-

Cash at end of year	$20,041	$36,854	$20,041

Supplemental cash flow information:
Interest expense paid in cash	$-	$-	$-
Income taxes paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Accrued salaries converted to notes payable	$-	$-	$479,484
Interest converted to note payable	$-		$159,462
Common stock issued to extinguish related party debt	$-	$-	$1,418,768

The accompanying notes are an integral part of these consolidated financial statements.

BIOMODA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
FOR THE PERIOD FROM JANUARY 3, 1990, (INCEPTION) TO DECEMBER 31, 2009

				Accumulated Deficit During	Total Stockholders'
	Common Stock		Treasury	Development	Equity
	Shares	Amount	Stock	Stage	(Deficit)
Inception	-	$-	-	$-	$-
Issuance of Common Stock, June 26, 1991	2,997,000	18,433			18,433
Cumulative Net Loss for the period from January 3, 1990 (date of inception) to December 31,1996				(60,010)	(60,010)
Balance, December 31, 1996	2,997,000	18,433	-	(60,010)	(41,577)
Issuance of Common Stock Warrants on December 31, 1997 (100,952 warrants at exercise price of $.20)	-	-			-
Net loss				(32,914)	(32,914)
Balance, December 31, 1997	2,997,000	18,433	-	(92,924)	(74,491)
Issuance of Common Stock, January 20, 1998	59,940	10,000			10,000
Exercise of Common Stock Warrants on March 17, 1998	100,952	20,190			20,190
Issuance of Common Stock, April 15, 1998, net of stock issuance costs	631,578	276,350			276,350
Issuance of Common Stock Options, April 15, 1998		23,650			23,650
Exercise of Common Stock Options, November 2, 1998	62,237	23,670			23,670
Net loss				(295,948)	(295,948)
Balance, December 31, 1998	3,851,707	372,293	-	(388,872)	(16,579)
Issuance of Common Stock, January 30, 1999	180,000	87,300			87,300
Issuance of Common Stock, for the month of March, 1999	310,000	150,300			150,300
Issuance of Common Stock, May 29, 1999	51,546	25,000			25,000
Issuance of Common Stock, June 2, 1999	95,092	50,000			50,000
Issuance of Common Stock, September 30, 1999	51,546	25,000			25,000
Issuance of Common Stock, December 29, 1999	92,005	50,143			50,143
Net loss				(303,956)	(303,956)
Balance, December 31, 1999	4,631,896	760,036	-	(692,828)	67,208
Exercise of Common Stock Options, February 24, 2000	166,535	80,770			80,770
Issuance of Common Stock, May 12, 2000	253,609	56,000			56,000
Exercise of Common Stock Options, June 8, 2000	62,497	30,312			30,312
Issuance of Common Stock, for the month of September, 2000	96,745	21,086			21,086
Exercise of Common Stock Options, November 3, 2000	66,000	7,491			7,491
Issuance of Common Stock for Services, December 8, 2000	40,000	19,400			19,400
Net loss				(257,139)	(257,139)
Balance, December 31, 2000	5,317,282	975,095	-	(949,967)	25,128

BIOMODA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
FOR THE PERIOD FROM JANUARY 3, 1990, (INCEPTION) TO DECEMBER 31, 2009
(Continued)

				Accumulated	Total
				Deficit During	Stockholders'
	Common Stock		Treasury	Development	Equity
	Shares	Amount	Stock	Stage	(Deficit)
Issuance of Common Stock for Services, January 25, 2001	5,000	2,425			2,425
Issuance of Common Stock, January 31, 2001	160,000	24,000			24,000
Issuance of Common Stock for Services, April 6, 2001	15,000	7,276			7,276
Issuance of Common Stock, for the month of April, 2001	120,000	58,200			58,200
Issuance of Common Stock, June 28, 2001	20,000	9,700			9,700
Issuance of Common Stock, for the month of August, 2001	110,000	53,500			53,500
Issuance of Common Stock, November 7, 2001	10,000	5,000			5,000
Net loss				(372,655)	(372,655)
Balance, December 31, 2001	5,757,282	1,135,196	-	(1,322,622)	(187,426)
Net loss				(83,689)	(83,689)
Balance, December 31, 2002	5,757,282	1,135,196	-	(1,406,311)	(271,115)
Exercise of stock options, July 11, 2003	980,000	147,000			147,000
Net loss				(311,233)	(311,233)
Balance, December 31, 2003	6,737,282	1,282,196	-	(1,717,544)	(435,348)
Issuance of Common Stock for Services, February 9, 2004	35,000	5,250			5,250
Exercise of Common stock Options, February 9, 2004	60,000	30,000			30,000
Issuance of Common Stock for Services, August 5, 2004	85,000	12,750			12,750
Exercise of Common stock Options, September 27, 2004	200,000	30,000			30,000
Net loss, December 31, 2004				(758,945)	(758,945)
Balance, December 31, 2004	7,117,282	1,360,196	-	(2,476,489)	(1,116,293)
Issuance of Common Stock for Services, May 27, 2005	30,000	4,500			4,500
Issuance of Common Stock for Services, October 12, 2005	40,000	6,000			6,000
Net loss, December 31, 2005				(624,756)	(624,756)
Balance, December 31, 2005	7,187,282	1,370,696	-	(3,101,245)	(1,730,549)
Issuance of Common Stock for Services, October 23, 2006	690,000	544,500			544,500
Issuance of Common Stock in exchange for Debt, October 23, 2006	1,176,471	1,000,000			1,000,000
Issuance of Common Stock for Services, November 30, 2006	7,500	28,125			28,125
Issuance of Common Stock for Services, December 15, 2006	10,000	20,000			20,000
Issuance of Common Stock for Services, December 26, 2006	15,000	44,850			44,850
Stock-Based Compensation		35,042			35,042
Net loss, December 31, 2006				(1,807,312)	(1,807,312)
Balance, December 31, 2006	9,086,253	3,043,213	-	(4,908,557)	(1,865,344)

BIOMODA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
FOR THE PERIOD FROM JANUARY 3, 1990, (INCEPTION) TO DECEMBER 31, 2009
(Continued)

				Accumulated	Total
				Deficit During	Stockholders'
	Common Stock		Treasury	Development	Equity
	Shares	Amount	Stock	Stage	(Deficit)
Issuance of Common Stock for Services, January 2007	131,000.0	259,500			259,500
Issuance of Common Stock, January 2007	30,000.0	30,000			30,000
Issuance of Common Stock for Services, February 2007	150,000.0	157,500			157,500
Issuance of Common Stock for Services, March 2007	445,000.0	375,500			375,500
Issuance of Common Stock in exchange for Debt, March 2007	86,786.0	73,768			73,768
Exercise of Options, March 2007	2,000.0	1,000			1,000
Issuance of Common Stock for Services, April 2007	724,062.0	455,559			455,559
Issuance of Common Stock in exchange for Debt, April 2007	500,000.0	315,000			315,000
Issuance of Common Stock for Services, June 2007	920,000.0	154,600			154,600
Issuance of Common Stock, June 2007	343,000.0	41,667			41,667
Issuance of Common Stock for Services, July 2007	141,000.0	15,700			15,700
Issuance of Common Stock, July 2007	1,466,635.0	84,985			84,985
Issuance of Common Stock, August 2007	1,636,166.0	53,943			53,943
Issuance of Common Stock for Services, September 2007	160,000.0	12,800			12,800
Issuance of Common Stock, September 2007	2,416,248.0	54,819			54,819
Issuance of Common Stock, October 2007	1,557,730.0	36,457			36,457
Issuance of Common Stock in exchange for Debt, October 2007	165,000.0	16,500			16,500
Issuance of Common Stock for Services, November 2007	770,000.0	100,100			100,100
Issuance of Common Stock, November 2007	16,190,967.0	445,674			445,674
Issuance of Common Stock for Services, December 2007	90,140.0	21,634			21,634
Issuance of Common Stock, December 2007	11,303,996.0	385,250			385,250
Stock-Based Compensation		55,416			55,416
Net loss, December 31, 2007				(2,307,051)	(2,307,051)
Balance, December 31, 2007	48,315,983	$6,190,585	$-	$(7,215,608)	$(1,025,023)

Issuance of Common Stock, January 2008	3,887,100	155,077			155,077
Issuance of Common Stock for Services, February 2008	11,128,967	312,244			312,244
Issuance of Common Stock for Services, February 2008	1,500,000	180,000			180,000
Issuance of Common Stock for Services, March 2008	1,725,860	86,293			86,293
Issuance of Common Stock, March 2008	8,410,112	209,897			209,897
Issuance of Common Stock, for Cash, April 2008	1,328,142	33,268			33,268
Issuance of Common Stock for Services, April 2008	25,000	1,250			1,250
Issuance of Common Stock for Services, June 2008	237,237	17,779			17,779
Issuance of Common Stock for Services, July 2008	244,000	12,200			12,200
Issuance of Common Stock for Services, September 2008	125,000	5,000			5,000
Issuance of Common Stock for Services, October 2008	47,188	1,888			1,888
Issuance of Common Stock for Services, December 2008	30,000	900			900
Net loss, December 31, 2008				(315,263)	(315,263)
Balance, December 31, 2008	77,004,589	$7,206,381	$-	$(7,530,871)	$(324,490)
Issuance of Common Stock for Services, January 2009	30,000	1,200			1,200
Issuance of Common Stock for Services, June 2009	30,000	1,200			1,200
Addition to Treasury Shares September 30, 2009			(4,617)		(4,617)
Issuance of Common Stock for Services, July 2009	250,000	12,500			12,500
Issuance of Common Stock for Services, August 2009	100,000	7,000			7,000
Issuance of Common Stock for Cash, August 2009	100,000	5,000			5,000
Issuance of Treasury Shares for Services August 2009		220,000			220,000
Issuance of Common Stock for Cash, December 2009	2,000,000	100,000			100,000
Issuance of Treasury Shares for Services October 2009		72,885	2,115		75,000
Net loss, December 31, 2009				(905,289)	(905,289)
Balance, December 31, 2009	79,514,589	7,626,166	(2,502)	(8,436,160)	(812,496)

The accompanying notes are an integral part of these consolidated financial statements.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

1. ORGANIZATION

FORMATION AND NATURE OF BUSINESS

Biomoda, Inc. ("Biomoda") is a development stage company incorporated in the state of New Mexico on January 3, 1990 (Inception).  On August 13, 2003, Biomoda formed a wholly owned subsidiary known as Biomoda Holdings, Inc., a Nevada corporation, for the purpose of research, development, production and marketing of medical and biomedical products. Biomoda and Biomoda Holdings, Inc. are hereinafter collectively referred to as the "Company."  Biomoda Holdings was subsequently dissolved on January 8, 2010.

Biomoda's primary focus is on early cancer detection technology. Biomoda's unique cell-targeting technology is globally patented for the detection of pre-cancerous and cancerous conditions in all human tissue. This technology, based on a compound called Tetrakis Carboxy Phenyl Porphine (“TCPP”), was developed at St. Mary's Hospital in Colorado and Los Alamos National Laboratory (“LANL”). Biomoda obtained a worldwide exclusive license to the TCPP technology from LANL in late 1995 and began new research broadening the scope of the original patent and technology. In November 2000, Biomoda filed a new U.S. provisional patent application defining the ability of Biomoda's version of TCPP to detect pre-cancerous and cancerous conditions in all human tissue. We have received three patents and currently have an additional application in progress. We have also received international patent rights in Japan, Mexico and Australia and have applied for patent rights in Europe and Canada. Biomoda began the commercialization process by trademarking the technology as CyPath®. Management expects to continue assay valuation work and register its product with the Food and Drug Administration (FDA) in 2011.

DEVELOPMENT STAGE AND GOING CONCERN

Biomoda has been in the development stage since it began operations on January 3, 1990, and has not generated any significant revenues from operations and there is no assurance of any future revenues. As of December 31, 2009, Biomoda had an accumulated deficit of $8,436,160 and a working capital deficit of $831,989. Biomoda requires substantial additional funds to pursue its business plan and sustain its operations for the next twelve months.

Biomoda has raised approximately $1,920,000 in funding for continuing research and development, obtaining regulatory approval and for the commercialization of its products, through the sale of Biomoda's common stock. There is no assurance that Biomoda will be able to obtain sufficient additional funds if needed, or that such funds, if available, will be obtainable on terms satisfactory to Biomoda. The consolidated financial statements do not include any adjustments that might be necessary should Biomoda be unable to continue as a going concern.

On March 17, 2010, we entered into a securities purchase agreement (the “ Purchase Agreement ”) by and between the Company and each purchaser identified on the signature pages thereto (collectively, the “Purchasers ”), pursuant to which we agreed to sell in a private placement transaction (i) 6,250,001 shares of our common stock, at a purchase price of $0.16 per share (the “ Shares ”), (ii) Series I warrants to purchase an additional 6,250,001 shares of common stock with an exercise price of $0.25 per share, subject to adjustment as described in the warrant agreement (the “ Series I Warrants ”), (iii) Series II warrants to purchase up to an additional 3,750,001 shares of common stock, subject to adjustment as described in the warrant agreement, on an automatic cashless exercise basis with an exercise price of $0.01 per share (the “ Series II Warrants ”), and (iv) Series III warrants to purchase an additional 6,250,001 shares of common stock with an exercise price of $0.16 per share (the “ Series III Warrants ” and together with the Series I Warrants and the Series II Warrants, the “ Warrants ”).

We received aggregate gross proceeds of $1,000,000 (net proceeds of $820,000 after placement agent and legal fees) from the sale of the Shares and the Warrants.  The Shares and the shares of common stock issuable upon exercise of the Warrants will be registered pursuant to a registration statement to be filed with the Securities and Exchange Commission (the “Registration Statement”).  See Note 12 for more details.

The receipt of these funds provides sufficient capital for approximately 9 months of our operations.

In addition to use for normal operating expenses, the initial proceeds from the recent funding are targeted to be used for two main objectives:

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

DEVELOPMENT STAGE AND GOING CONCERN (Continued)

1.
Completion of the Phase II pilot study.  To expedite completion of the study, we anticipate contracting with medical cancer centers to collect the balance of the final control cohort of samples from patients diagnosed with lung cancer but not yet under treatment for the disease. Engaging these additional strategic sites will speed the start-up of our multi-site Phase III pivotal study.

2.
Developing strategies to enter the European market, including filing for approval of a CE mark.  The initial work includes an analysis of regulatory approvals needed for commercial sales in Europe and implementation of quality systems identified as necessary for approval within the European system.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding Biomoda's consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP") in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Biomoda and its wholly owned subsidiary, Biomoda Holdings, Inc.  Biomoda Holdings, Inc. was dissolved on January 8, 2010.  All significant inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

Biomoda prepares its consolidated financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates made by management include, among others, realizability of long-lived assets and estimates for deferred income tax asset valuation allowances. Actual results could differ from those estimates.

RISKS AND CONTINGENCIES

Biomoda has a limited operating history. Biomoda has not yet generated significant revenue from its business operations. As a new operating entity in its current form, Biomoda faces risks and uncertainties relating to its ability to successfully implement its strategy. Among other things, these risks include the ability to develop and sustain revenue growth; manage operations; competition; attract, retain and motivate qualified personnel; maintain and develop new strategic relationships; and the ability to anticipate and adapt to the changing biotechnology market and any changes in government regulations. Biomoda has no experience in obtaining regulatory clearance of these types of products. Therefore, Biomoda may be subject to the risks of delays in obtaining or failing to obtain regulatory clearance and other uncertainties, including financial, operational, technological, regulatory and other risks associated with an emerging business, including the potential risks of business failure.

CONCENTRATIONS

The financial instruments that potentially expose Biomoda to a concentration of credit risk consist principally of cash. Biomoda places its cash with high credit quality institutions. From time to time, Biomoda maintains cash balances at certain financial institutions in excess of the current Federal Deposit Insurance Corporation ("FDIC") limit of $250,000.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUES OF FINANCIAL INSTRUMENTS

Management believes that the carrying amounts of Biomoda's financial instruments, consisting primarily of cash, accounts payable and accrued liabilities, approximated their fair values as of December 31, 2009, due to their short-term nature.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful lives of the related assets, which generally range between three and ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease terms. Biomoda has assumed that leases with terms of less than five years will be renewed and has used the estimated renewal time frame for amortization purposes. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement, other disposition of property and equipment or termination of a lease, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in results of operations.

LONG-LIVED ASSETS

Long-lived assets, including intangible assets such as patents and trademarks, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. No impairments of long-lived assets were recognized in 2009 or 2008; however there can be no assurance that market conditions will not change which could result in impairment of long-lived assets in the future.

PATENTS

Costs incurred in connection with securing a patent, including attorney’s fees, have been capitalized and are amortized over 17 years using the straight line-method. See Note 3 for additional information about patents. Costs related to patents pending are amortized beginning upon issuance of the related patents.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Biomoda incurred approximately $4,000, $91,000 and $2,721,000 of research and development expenses for the years ended December 31, 2009 and 2008, and for the period from Inception through December 31, 2009.

The accumulated costs associated with our current research study are billed monthly to New Mexico Tech.  Biomoda records a receivable and a corresponding reduction in research and development expense in operations.  Total reduction of research and development costs for the year ended December 31, 2009, was $664,292.

INCOME TAXES

Biomoda accounts for income taxes under the provisions of ASC 740 – Income Taxes (formerly SFAS No. 109, "Accounting for Income Taxes").  ASC 740 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns.

Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse. A valuation allowance is established for any portion of the deferred tax asset that will likely not be realized.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK-BASED COMPENSATION

All share-based payments to employees or consultants, including grants of employee stock options, are recognized in the financial statements based on their fair values on the grant date.

BASIC AND DILUTED LOSS PER COMMON SHARE

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts, such as stock options and warrants to issue common stock, were exercised or converted into common stock. There were no dilutive potential common shares as of December 31, 2009 or 2008. Because Biomoda has incurred net losses and there are no potential dilutive shares, basic and diluted loss per common share are the same.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168” or ASC 105-10). SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009, and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009, did not impact the Company’s results of operations or financial condition. The Codification did not change GAAP; however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies.

In June 2008, the FASB issued FSP EITF 03-6-1 (ASC 260-10), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1” or ASC 260-10). FSP EITF 03-6-1 (ASC 260-10) addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in computing earnings per share under the two-class method described in SFAS No. 128 (ASC 260-10), Earnings Per Share. FSP EITF 03-6-1(ASC 260-10) is effective for the Company as of January 1, 2009, and in accordance with its requirements it will be applied retrospectively. The adoption of FSP EITF 03-6-1 (ASC 260-10) did not have a material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements did not or are not believed by management to have a material impact on Biomoda's present or future consolidated financial statements.

3. PATENTS

Biomoda had entered into license agreements with a major university and national laboratory to obtain rights for the purpose of developing, manufacturing, and selling products using its patented technologies. Under such agreement, Biomoda will pay royalties at varying rates based upon the level of revenues from licensed products. The agreement was terminated by Biomoda in June, 2009 . Biomoda has not incurred any royalty expense during the period from January 3, 1990, (inception) to December 31, 2009.  We have received three patents and currently have an additional application in progress. We have international patents issued in Australia, Japan and Mexico, and patents pending in Europe and Canada.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following as of December 31, 2009 and 2008:

	2009	2008
Trade accounts payable	$264,780	$218,150
Accrued expense – salary and other	235,497	67,445
Accrued taxes payable	5,791	3,604
Total	$506,068	$289,199

5. RELATED PARTY TRANSACTIONS

As of December 31, 2009 and 2008, Biomoda had advances and accrued interest of $215,142 and $201,643, respectively, payable to two of its stockholders. Such advances bore interest at 10% per annum and are due on demand. Interest expense related to such advances for the years ended December 31, 2009 and 2008, and for the period from inception through December 31, 2009, was approximately $13,000, $13,000 and $80,000, respectively.

6. SHORT- AND LONG-TERM DEBT

We have entered into two  60-month leases with Beckman Coulter for two flow cytometers related to the New Mexico Department of Veterans Services study.  The total monthly payment for both leases is $3,621.  The total of all lease payments are classified as long-term debt. Biomoda invoices New Mexico Tech for the monthly lease payments made. As of December 31, 2009, Biomoda had billed New Mexico Tech $82,218 related to the payoff of one of the flow cytometers.  The total lease obligation at December 31, 2009, was $185,711, of which $65,234 has been classified as short-term debt.

We also have a promissory note payable to a former employee of the Company.  The note was originally due on December 31, 2008, subject to the availability of funds, and accrues interest at 5% after that date.  The current balance is $49,743, all of which has been classified as short-term debt in the accompanying balance sheet.

7. LINE OF CREDIT FROM AN AFFILIATED ENTITY

Biomoda had formerly entered into a line of credit agreement with Advanced Optics Electronics, Inc. (“Advanced Optics”), and as of December 31, 2007, Biomoda had a balance of approximately $814,000 on this line of credit and accrued interest of about $257,000.   Biomoda issued 1,176,471 shares to Advanced Optics to pay off this debt.  These shares were erroneously issued and when the error was discovered, it was determined that these shares should have been valued at $3,529,000.

In 2008, Biomoda disputed the amount due on the line of credit from Advanced Optics as Biomoda believed certain claims for expense payments made by Advanced Optics had been made in error.  In December 2008, Biomoda received a default judgment (see Note 11 for additional information regarding this litigation).

As a result of the default judgment, Biomoda discovered that no loan to Biomoda from Advanced Optics was ever consummated nor monies exchanged. Upon agreement with Advanced Optics, Biomoda has written off the $1,030,748 debt with regard to the loan from Advanced Optics and recorded the amount as extinguishment of debt in 2008.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

8.  EQUITY TRANSACTIONS

PREFERRED STOCK

On June 19, 1991, Biomoda authorized the issuance of 4,000,000 shares of preferred stock. Biomoda designated 2,000,000 shares as the Series A convertible preferred stock ("Series A"). Series A has liquidation and redemption values of $1.50 and $1.80 per share, respectively. The stock is subject to redemption at the discretion of Biomoda. Prior to redemption, each share of the Series A can be converted into one share of common stock at the discretion of the stockholders. The holders of Series A will be entitled to dividends equal to the amount of dividends for the number of shares of common stock into which it is entitled to be converted. As of December 31, 2009, Biomoda has not issued any preferred shares.

COMMON STOCK

In July 2009, we entered into agreements with two members of our board of directors to sell each director up to 2,000,000 shares of our common stock at $0.05 per share for total cash consideration of $100,000 per agreement or $200,000 total.  The agreements allow the purchasers until December 31, 2009, to remit the full purchase price to us.  In the event the purchasers are unable to pay the full amount by December 31, 2009, we will issue common stock in an amount equal to the cash actually received, divided by $0.05 per share.

2009 Issuances

During the three months ended March 31, 2009, we issued 30,000 common shares to a consultant for services valued at $1,200.

During the three months ended June 30, 2009, we issued 30,000 common shares to a consultant for services valued at $1,200.

During the three months ended September 30, 2009, we issued 250,000 common shares to a consultant for services valued at $12,500 based upon the price of our common stock on the date of agreement.

During the three months ended September 30, 2009, we issued 100,000 of our restricted shares valued at $7,000 based upon the market price of our common stock on the date of grant to an employee in lieu of cash wages

During the three months ended September 30, 2009, we issued 100,000 shares pursuant $0.05 per share for total cash consideration of $5,000.

During the three months ended December 31, 2009, we issued 2,000,000 common shares pursuant to an agreement with a member of our board of directors for total cash consideration of $100,000.

2008 Issuances

During the three months ended March 31, 2008, Biomoda issued 3,225,860 common shares for services valued at $266,293.  We also sold 23,426,179 common shares for $2,535,255, incurring $1,858,037 in costs related to the Regulation S offering.

During the three months ended June 30, 2008, Biomoda issued 262,237 common shares for services valued at $19,029.  We also sold 1,328,142 common shares for $123,956, incurring $90,688 in costs related to the Regulation S offering. We concluded our Regulation S offering on May 9, 2008.

During the three months ended September 30, 2008, Biomoda issued 125,000 common shares for services valued at $5,000.  We also issued 244,000 common shares to replace shares lost in shipping related to the Regulation S offering and recognized $12,200 as expense as the initial shares were not cancelled due to the cost of cancelling the shares.

During the three months ended December 31, 2008, Biomoda issued 77,188 common shares for services valued at $2,788.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

COMMON STOCK (continued)

Treasury Stock Activity

We account for treasury stock as a reduction in capital stock based upon the cost of the shares acquired. Our treasury stock consists of shares returned from a settlement on a lawsuit, shares returned to the Company and shares purchased by the Company in the market.  During 2009, we acquired 2,091,575 shares at a cost of $4,617, of which 1,998,575 shares were acquired at zero cost as part of the litigation settlement further discussed below in Note 11 and the remaining 93,000 shares were acquired by the company in open market transactions.

During the three months ended December 31, 2009, we issued 500,000 common shares from our treasury stock for services valued at $75,000 based upon the price of our common stock on the date of agreement.

During the three months ended September 30, 2009, we issued 1,000,000 common shares from our treasury stock for services valued at $220,000 based upon the price of our common stock on the date of agreement.

As of December 31, 2009, we had 591,575 treasury shares remaining, acquired at a cost of $2,502.

OPTIONS

No options were granted in 2008 or 2009.  All options outstanding are fully vested, and there was no unrecognized stock-based compensation expense as of December 31, 2009 and 2008, respectively.

A summary of changes in outstanding options is as follows:

	Number of Shares	Weighted-Average Exercise Price
Options outstanding and exercisable at December 31, 2007	1,586,768	0.44
Exercised	-
Cancelled/forfeited	-
Options outstanding and exercisable at December 31, 2008	1,586,768	0.44
Exercised	-
Cancelled/forfeited	(448,000)	0.66
Options outstanding and exercisable at December 31, 2009	1,138,768	$0.36

The number of outstanding and exercisable options as of December 31, 2009, is provided below:

Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Life (Years)
1,030,000	$0.15	0.21
33,768	$0.90	5.67
75,000	$2.99	3.92
1,138,768	$0.36	0.61

Outstanding and exercisable options had no intrinsic value as of December 31, 2009.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

9. INCOME TAXES

For the years ended December 31, 2009 and 2008, and the period from Inception through December 31, 2009, Biomoda had no significant current or deferred net income tax expense. Biomoda has recorded a 100% valuation allowance on all deferred tax assets.

The net deferred income tax asset consists of the following at December 31, 2009 and 2008:

	2009	2008
Net operating losses	$2,786,000	$2,168,000
Deferred income tax liabilities	–	–
Subtotal	2,786,000	2,168,000
Valuation allowance	(2,786,000)	(2,168,000)
Net	$–	$–

Based upon the net operating losses incurred since inception, management has determined that the deferred tax asset as of December 31, 2009, will likely not be recognized. Consequently, Biomoda has established a valuation allowance against the entire deferred tax asset.

As of December 31, 2009, Biomoda had various federal and state net operating loss carry forward of approximately $6,784,000 that have initial carry forward periods between five and 20 years.

The utilization of some or all of Biomoda's net operating losses may be severely restricted now or in the future by a significant change in ownership as defined under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

A reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision (benefit) for income taxes for the years ended December 31, 2009 and 2008, is as follows:

	2009	2008
U.S. Federal statutory tax at 35%	$(316,900)	$(5,500)
State taxes, net of federal benefit	-	–
Permanent differences – primarily stock-based compensation	100,480	3,090
Valuation allowance	216,420	2,410
Provision (benefit) for income taxes	$–	$–

10. LOSS PER COMMON SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations for the years ended December 31, 2009 and 2008:

	2008	2007
Numerator for basic and diluted loss per common share: Net loss charged to common stockholders	$(905,289)	$(315,261)

Denominator for basic and diluted loss per common share: Weighted average number of shares	76,690,417	72,607,361

Basic and diluted loss per common share	$(0.01)	$(0.00)

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

10. LOSS PER COMMON SHARE (continued)

Biomoda reported a net loss for the years ended December 31, 2009 and 2008. As a result, shares of common stock issuable upon exercise of stock options, 1,138,768 and 1,586,768, respectively, have been excluded from the calculation of diluted loss per common share for the respective years because the inclusion of such stock options would be anti-dilutive.

11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

On November 10, 2003, Biomoda entered into a one-year lease agreement, with one-year renewal options, to lease a laboratory facility comprised of two labs and four offices. A one-year renewal was executed in November 2006. The monthly rental payment is approximately $3,368. This lease agreement was modified on October 29, 2007, to include approximately 1,000 square feet which includes two labs and one office for approximately $1,650 per month.  That lease ended December 15, 2008.

On December 15, 2008, Biomoda entered into a month-to-month agreement with WESST Enterprise Center for approximately 1,200 square feet of lab and office space at $2,700 per month.  In November, 2009, an additional office was leased for a new total of $3,300 per month. The Company has no fixed long-term lease commitments at December 31, 2009.

Total rent expense for the years ended December 31, 2009 and 2008, and for the period from inception through December 31, 2009, was approximately $31,000, $20,000 and $264,000 respectively.

LEGAL MATTERS

On April 22, 2009, Biomoda, Advanced Optics Electronics, Inc. (“ADOT”), and Leslie S. Robins (“Robins”) entered into a Settlement Agreement and Release (“Settlement”) to resolve all claims in the pending federal lawsuit entitled Advanced Optics Electronics, Inc., et al. v. Leslie S. Robins, et al.  No. CIV-2007-00855, JB/DJS, U.S. District Court for the District of New Mexico and two related suits. As described below, the Settlement effectively separates Biomoda from ADOT and Robins and cedes control of ADOT to Robins.

Pursuant to the Settlement, in addition to executing a release in favor of Biomoda, Robins took the following action:

(a)	paid $10,000 to Biomoda and delivered to Biomoda all Biomoda documents within his possession or control;

(b)	resigned from any position he may claim to hold or claim he should hold as an officer or director of Biomoda;

(c)
transferred all shares to the Company of Biomoda stock currently held by Robins or by any family member or other person, corporation or entity in which he has any control, which consisted of 747,000 shares; and

(d)	agreed not to acquire any Biomoda shares in the future.

In addition, on April 22, 2009, our President and current board member, John J. Cousins, resigned as a director and officer of ADOT, and Robins was appointed Chairman, Chief Executive Officer and President of ADOT. Pursuant to the Settlement, ADOT and attorneys representing Robins also transferred a total of 1,251,575 Biomoda shares to the Company and released Biomoda from all ADOT claims, including claims related to an alleged promissory note dated May 1, 2002, in the amount of $1,030,748, which was disputed and previously written off by Biomoda as of the year ended December 31, 2008.

As the result of a federal lawsuit entitled Advanced Optics Electronics, Inc., et al. v. Leslie S. Robins, et al. No. CIV-2007-00855, JB/DJS, U.S. District Court for the District of New Mexico and two related suits, Biomoda has won default judgments against two Defendants, Alvin Robins and John Kearns on all counts alleged and in favor of Biomoda.  Biomoda submitted a final statement of damages to the Court in November, 2009, and the Court will determine the final damage amount owed by the Defendants to Biomoda.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
12. SUBSEQUENT EVENTS

In January 2010, we issued 400,000 restricted shares pursuant to an agreement with a member of our board of directors for total cash consideration of $20,000 total.

In February 2010, we issued:

•	800,000 restricted shares pursuant to an agreement with a member of our board of directors for total cash consideration of $40,000 total.

•	480,000 restricted shares to employees as additional compensation.

•	300,000 treasury shares for services to a consultant valued at $60,000.

On March 17, 2010, we entered into a securities purchase agreement (the “Purchase Agreement”) by and between the Company and each purchaser identified on the signature pages thereto (collectively, the “ Purchasers ”), pursuant to which we agreed to sell in a private placement transaction (i) 6,250,001 shares of our common stock, at a purchase price of $0.16 per share (the  Shares”), (ii) Series I warrants to purchase an additional 6,250,001 shares of common stock with an exercise price of $0.25 per share, subject to adjustment as further described below (the “Series I Warrants”), (iii) Series II warrants to purchase up to an additional 3,750,001 shares of common stock, subject to adjustment as further described below, on an automatic cashless exercise basis with an exercise price of $0.01 per share (the “Series II Warrants”), and (iv) Series III warrants to purchase an additional 6,250,001 shares of common stock with an exercise price of $0.16 per share (the “Series III Warrants” and together with the Series I Warrants and the Series II Warrants, the “Warrants”).

We received aggregate gross proceeds of $1,000,000 (net proceeds of $820,000 after the fees discussed below) from the sale of the Shares and the Warrants.  The Shares and the shares of common stock issuable upon exercise of the Warrants will be registered pursuant to a registration statement to be filed with the Securities and Exchange Commission (the “Registration Statement ”).

The Series I Warrants are exercisable to purchase an aggregate of 6,250,001 shares of the Company’s common stock over a five-year term at an exercise price equal to 125% of the closing price on March 12, 2010 (i.e., $0.20 per share), subject to anti-dilution protection that could, in certain circumstances, reduce the exercise price and increase the number of shares issuable upon exercise of the Series I Warrant.  The Series I Warrants are not exercisable until six months following the closing of the Financing and expire on the fifth anniversary of the closing of the Financing.  If at any time after the Initial Exercise Date, as such term is defined in the warrant agreement, there is no effective Registration Statement registering the resale of the Warrant Shares by the Holders, then the Series I Warrant may also be exercised, in whole or in part, by means of a “cashless exercise.”

The Series II Warrants allow the holders to purchase up to an additional 3,750,001 shares of common stock by means of a “ cashless exercise.”  The Series II Warrants are to be automatically exercised on the 45th trading day following the Effective Date, which is defined as the earlier of the date that (a) all of the Registerable Securities (as defined in the Registration Rights Agreement) have been registered for resale by the holders thereof pursuant to a Registration Statement(s) declared effective by the SEC or (b) the date Rule 144 under the Securities Act of 1933 becomes available for the unrestricted resale of the Shares.   The Series II Warrants are intended to provide the investors pricing protection for the Financing with a floor price of $0.10 per share.  In the event the market price of the Company’s shares declines between the closing of the Financing and Effective Date, the Series II warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors who participated in the Financing in order to effectively reduce the per share purchase price paid in the Financing to the greater of (i) 80% of the 45-day volume weighted average trading price per share of the Company’s common stock immediately following the Effective Date and (ii) $0.10 per share.  As such, the greatest number of shares that could be issued pursuant to the Series II Warrants would be 3,750,001 shares.  At the Effective Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if the Company’s stock price is lower at the Effective Date as described above, or they will expire unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

BIOMODA, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

12. SUBSEQUENT EVENTS (continued)

At the Effective Date, the Series III Warrants provide the investors a 90-day right, subject to extension by a number of days equivalent to the number of days the Registration Statement is not effective during the Series III Warrant term, if applicable, to purchase an additional 6,250,001 shares of common stock from the Company at $0.16 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered, except in limited circumstances.  If at any time after the six- month anniversary of the Issue Date, there is no effective Registration Statement registering the resale of the Warrant Shares by the Holder, then the Series III Warrants may also be exercised, in whole or in part, by means of a “cashless exercise”

The Company also entered into a registration rights agreement (the “Rights Agreement”) at the closing of the Financing.  Pursuant to the Rights Agreement, the Company is obligated to file the Registration Statement with the SEC.  Failure to make such filing in a timely manner or have it declared effective within specified times will result in financial payments becoming due to the investors.  Further, the Company has agreed to seek shareholder approval to increase its authorized shares of common stock.

The placement agent for the Financing received a cash fee of $100,000 and a five-year warrant to purchase 625,000 shares of the Company’s common stock with an exercise price of $0.16 per share, as well as 625,000 Series I Warrants, 375,000 Series II Warrants and 625,000 Series III Warrants.  Additionally, the placement agent will receive 10% of the exercise price of all Series III Warrants which are ultimately exercised.  The Company also paid legal fees related to the Financing of $80,000.

In accordance with SFAS 165 (ASC 855-10) we reviewed all material events through March 29, 2010 and there are no other material subsequent events to report.

17,875,003 Shares

Common Stock

PROSPECTUS

________, 2010

Dealer Prospectus Delivery Obligation

Until [*], 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$350.48
Accounting fees and expenses	20,000.00	*
Legal fees and expenses	20,000.00	*
Miscellaneous	5,000.00	*
TOTAL	$45,350.48	*

* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by New Mexico state law.  Our By-laws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by New Mexico law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

During the three months ended June 30, 2007, Biomoda issued 1,644,062 common shares for services valued at $661,102 and 343,000 common shares for cash of $41,712.  Biomoda also issued 500,000 common shares in exchange for discharge of debt of $315,000 to Advanced Optics Electronics to pay down the Line of Credit.

During the three months ended September 30, 2007, Biomoda issued 301,000 common shares for services valued at $28,500 and 555,000 common shares for cash of $35,000. Biomoda also sold 4,964,049 common shares for net proceeds of $172,157 (gross proceeds of $488,951, incurring $316,794 in costs related to the offering).

During the three months ended December 31, 2007, Biomoda issued 860,140 common shares for services valued at approximately $121,734 and 165,000 common shares for settlement of outstanding $6,000 license fee liability and shares owed in accordance with a license agreement.  Biomoda also sold 29,052,693 common shares in accordance with a Regulation S offering for net proceeds of $860,080 (gross proceeds of $3,266,480, incurring $2,406,400 in costs related to the offering).

During the three months ended March 31, 2008, Biomoda issued 3,225,860 common shares for services valued at $266,293.  We also sold 23,426,179 common shares for $2,535,255, incurring $1,858,037 in costs related to the Regulation S offering.

During the three months ended June 30, 2008, Biomoda issued 262,237 common shares for services valued at $19,029.  We also sold 1,328,142 common shares for $123,956, incurring $90,688 in costs related to the Regulation S offering.

During the three months ended September 30, 2008, Biomoda issued 125,000 common shares for services valued at $5,000.  We also issued 244,000 common shares to replace shares lost in shipping related to the Regulation S offering.

During the three months ended December 30, 2008, Biomoda issued 77,188 common shares for services valued at $2,788.

During the three months ended March 31, 2009, we issued 30,000 common shares to a consultant for services valued at $1,200.

During the three months ended June 30, 2009, we issued 30,000 common shares to a consultant for services valued at $1,200.

During the three months ended September 30, 2009, we issued 1,000,000 common shares from our Treasury stock for services valued at $220,000 based upon the price of our common stock on the date of agreement.

During the three months ended September 30, 2009, we issued 250,000 restricted common shares to a consultant for services valued at $12,500 based upon the price of our common stock on the date of agreement.

During the three months ended September 30, 2009, we issued 100,000 of our restricted shares valued at $7,000 based upon the market price of our common stock on the date of grant to an employee in lieu of cash wages

During the three months ended September 30, 2009, we issued 100,000 shares pursuant to an agreement with a member of our board of directors to sell up to 2,000,000 shares of our common stock at $0.05 per share for total cash consideration of $5,000 total.

During the three months ended December 31, 2009, we issued 500,000 common shares from our Treasury stock for services valued at $75,000 based upon the price of our common stock on the date of agreement.

During the three months ended December 31, 2009, we issued 2,000,000 shares pursuant to an agreement with a member of our board of directors for total cash consideration of $100,000.

In January, 2010, we issued 400,000 restricted shares pursuant to an agreement with a member of our board of directors for total cash consideration of $20,000 total.

In February, 2010, we issued 800,000 restricted shares pursuant to an agreement with a member of our board of directors for total cash consideration of $40,000 total.

In February, 2010, we issued 480,000 restricted shares to employees as additional compensation.

In February, 2010, we issued 300,000 treasury shares for services to a consultant valued at $60,000.

On March 17, 2010, we entered into a securities purchase agreement with five accredited investors pursuant to which we sold in a private placement transaction (i) 6,250,001 shares of our common stock, at a purchase price of $0.16 per share, (ii) Series I warrants to purchase approximately an additional 6,250,001 shares of common stock with an exercise price of $0.25 per share, subject to adjustment as described herein, (iii) Series II warrants to purchase up to approximately an additional 3,750,001 shares of common stock, subject to adjustment as described herein, on an automatic cashless exercise basis with an exercise price of $0.01 per share, and (iv) Series III warrants to purchase an additional 6,250,001 shares of common stock with an exercise price of $0.16 per share. We received aggregate gross proceeds of $1,000,000 from the sale of the shares and the warrants.

The Series I Warrants are exercisable to purchase an aggregate of 6,250,001 shares of our common stock over a 5-year term at an exercise price of $0.25 per share, subject to antidilution protection that could reduce the exercise price  and increase the number of shares issuable upon exercise of the Series I Warrant.  The Series I Warrants are not exercisable until September 17, 2010 and expire on March 17, 2015.

The Series II Warrants provide the investors pricing protection for the private placement with a floor price of $0.10 per share.  In the event the market price of our common stock declines between the closing of the private placement and the earlier of 45 days after (i) the date the registration statement of which this prospectus is a part of is declared effective and (ii) the date Rule 144 under the Securities Act of 1933 becomes available for the unrestricted resale of the shares, which date is considered the Effective Date, the Series II warrants will be automatically exercised on a cashless exercise basis and a number of additional shares will be issued to the investors who participated in the private placement in order to effectively reduce the per share purchase price paid in the private placement to the greater of (i) 80% of the 45-day volume weighted average trading price per share of our common stock immediately following the Effective Date and (ii) $0.10 per share.  As such, the greatest number of shares that could be issued pursuant to the Series II Warrants would be 3,750,001 shares.  At the Effective Date, the Series II Warrants will either be automatically exercised on a cashless exercise basis if our stock price is lower at the Effective Date as described above, or they will expire unexercised.  The adjustment associated with the Series II Warrants does not affect either the exercise price or number of shares covered by either the Series I Warrants or the Series III Warrants.

At the Effective Date, the Series III Warrants provide the investors a 60-day right to purchase an additional 6,250,001 shares of common stock from the Company at $0.16 per share.  The Series III Warrants are not subject to any adjustments with respect to the exercise price or number of shares covered.

In connection with the private placement, we issued our placement agent, LifeTech Capital, Inc., a division of Aurora Capital LLC, a 5-year warrant to purchase 625,000 shares of our common stock with an exercise price of $0.16 per share. LifeTech will also receive 625,000 Series I Warrants, 375,000 Series II Warrants and 625,000 Series III Warrants.

* All of the above offerings and sales were deemed to be exempt under either rule 506 of Regulation D and Section 4(2) or Rule 902 of Regulation S of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Biomoda or executive officers of Biomoda, and transfer was restricted by Biomoda in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the Memorandum are unaffiliated with us.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean Biomoda, Inc., a New Mexico corporation.

Exhibit No.	Description

3.01	Articles of Incorporation for Biomoda, Inc., filed January 2, 1990, incorporated by reference to Exhibit (i) of Biomoda’s Registration Statement on Form SB-2, filed June 18, 2002.

3.02	Amendment to the Articles of Incorporation for Biomoda, Inc. filed June 6, 1991, incorporated by reference to Exhibit (iii) of Biomoda’s Registration Statement on Form SB-2, filed June 18, 2002.

3.03	Amendment to the Articles of Incorporation for Biomoda, Inc. filed June 25, 1999, incorporated by reference to Exhibit (iv) of Biomoda’s Registration Statement on Form SB-2, filed June 18, 2002.

3.04	Bylaws of the Company, adopted on February 23, 1990, incorporated by reference to Exhibit (ii) of Biomoda’s Registration Statement on Form SB-2, filed June 18, 2002.

4.01	Form of Series I Warrant, incorporated by reference to Exhibit 4.01 of Biomoda’s Current Report on Form 8-K, filed with the Commission on March 19, 2010.

4.02	Form of Series II Warrant, incorporated by reference to Exhibit 4.02 of Biomoda’s Current Report on Form 8-K, filed with the Commission on March 19, 2010.

4.03	Form of Series III Warrant, incorporated by reference to Exhibit 4.04 of Biomoda’s Current Report on Form 8-K, filed with the Commission on March 19, 2010.

5.01	Opinion of Sichenzia Ross Friedman Ference LLP.

10.01	Teaming Agreement, dated as of November 30, 2007, by and between New Mexico Institute of Mining and Technology and Biomoda, Inc.

10.02
Securities Purchase Agreement, dated as of March 17, 2010, by and between Biomoda, Inc. and the Purchasers named therein, incorporated by reference to Exhibit 10.1 of Biomoda’s Current Report on Form 8-K, filed with the Commission on March 19, 2010.

10.03
Registration Rights Agreement, dated as of March 17, 2010, by and between Biomoda, Inc. and the Purchasers named therein, incorporated by reference to Exhibit 10.2 of Biomoda’s Current Report on Form 8-K, filed with the Commission on March 19, 2010.

23.01	Consent of GBH CPAs, PC.

23.02	Opinion of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1).

24.01	Power of Attorney.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Albuquerque, State of New Mexico, on April 8, 2010.

BIOMODA, INC.

Date: April 8, 2010	By: /s/ JOHN J. COUSINS
John J. Cousins
President (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Biomoda, Inc., a New Mexico corporation, do hereby constitute and appoint John J. Cousins and Maria Zannes and each of them his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ JOHN J. COUSINS John J. Cousins	President (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	April 8, 2010
/s/ MARIA ZANNES Maria Zannes	Director	April 8, 2010
/s/ DAVID LAMBROS David Lambros	Director	April 8, 2010
/s/ LEWIS WHITE Lewis White	Director	April 8, 2010